Exhibit 10.1

SOUTH CITY PLAZA

1515 SOUTH FEDERAL HIGHWAY

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (this “Lease”) made as of this 15th day of October, 2015, by and between 1515 ASSOCIATES, LTD., a Florida limited partnership (“Landlord”), and Ominto,

Inc., a Nevada corporation (“Tenant”).

W I T N E S S E T H:

Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those premises known as Suite 307, depicted on Exhibit “A” attached hereto and made a part hereof (the “Premises”), being located on the third floor of a multi-story office building located at 1515 South Federal Highway, Boca Raton, Florida 33432 (the “Building”) constructed on a parcel of land (the “Property”).

The parties hereto stipulate and agree that the Premises consists of Two Thousand Six Hundred Thirty (2,630) rentable square feet. Landlord and Tenant agree that the rentable square footage of the Premises provided shall be the final determination of the rentable square footage for all purposes and may not be challenged or altered for any reason whatsoever. Tenant, its customers, employees, contractors, servants, agents and invitees shall also have the right to use the common areas of the Building and the Property such as, but not limited to, elevators, stairwells and hallways maintained for the use of all of the tenants of the building in common with other tenants of the Building.

1.	TERM AND POSSESSION.

a.	The term of this Lease shall be for Thirty Nine (39) full calendar months (unless sooner terminated or extended, as the case may be, as hereinafter provided) (the “Lease Term”) beginning on the “Commencement Date” (as hereinafter defined), except that if the Commencement Date is other than the first day of a calendar month, the term of this Lease shall be extended such that it expires on the last day of a calendar month.

b.	The Commencement Date shall mean and be defined as the earlier of (i) the date upon which the Premises is “Substantially Complete”, or deemed “Substantially Complete”, as such term is defined in the Work Letter Agreement attached hereto and made a part hereof as Exhibit “B”, or (ii) the date on which Tenant takes possession of a portion of or all the Premises.

c.	Landlord shall Substantially Complete the “Leasehold Improvements” in the Premises as provided in the Work Letter Agreement with reasonable diligence, subject to events and delays due to causes beyond its reasonable control, including Tenant Delays (as defined in the Work Letter Agreement).

d.	If Substantial Completion of the Premises or possession thereof by Tenant is delayed because any tenant or other occupant thereof holds over, and Landlord is delayed, using good faith efforts in Landlord’s discretion, in acquiring possession of the Premises, Landlord shall not be deemed in default, nor in any way liable to Tenant because of such delay, and Tenant agrees to accept possession of the Premises at such time as Landlord is able to tender the same as Substantially Complete, which date shall thenceforth be deemed the Commencement Date notwithstanding any other provision herein to the contrary.

e.	Promptly following the Commencement Date Tenant shall execute and deliver to Landlord a letter of acceptance of delivery of the Premises, such letter to be on Landlord’s standard form. The delivery of the acceptance letter by Tenant shall not constitute a condition of evidence of delivery and acceptance of the Premises by Tenant.

f.	For the purposes of this Lease, a Lease Year shall mean each twelve (12) month period beginning on the Commencement Date and each anniversary of the Commencement Date (or the first day of the succeeding calendar month following the month in which the Commencement Date occurs should such date be on any day after the first day of a calendar month), and extending until the last day of each twelve (12) full calendar month period thereafter.

2.	RENTAL.

a.	Tenant shall pay to Landlord throughout the Lease Term a base annual rental of Forty Eight Thousand Six Hundred Fifty Five and no/100 Dollars ($48,655.00) together with all sales, use, transaction, or comparable tax(es) applicable thereto. Said base annual rental (hereinafter referred to as the “Base Rental”) shall be subject to adjustment as hereinafter provided in this Lease. Base Rental, together with tax(es) payable thereon, shall be due and payable in equal monthly installments of Four Thousand Fifty Four and 58/100 ($4,054.58) in advance, without demand, deduction or setoff, on or before the first day of each calendar month during the Lease Term. However, upon a default by Tenant of any of its obligations hereunder, the Base Rental for the balance of the Lease Term shall be immediately due and payable. If this Lease commences on a day other than the first day of a calendar month, the monthly Base Rental for the fractional month shall be appropriately prorated.

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b.	Tenant recognizes that late payment of any Rent (as hereinafter defined) or other sum due hereunder from Tenant to Landlord will result in administrative expense to Landlord, the extent of which additional expense would be extremely difficult and economically impractical to ascertain. Tenant therefore agrees that if Rent or any other payment due hereunder from Tenant to Landlord remains unpaid five (5) days after the same is due, the amount of such unpaid Rent or other payment shall be increased by a late charge to be paid Landlord by Tenant in an amount equal to five percent (5%) per month of the amount of the delinquent Rent or other payment. The amount of the late charge to be paid to Landlord by Tenant for any particular month shall be computed on the aggregate amount of delinquent Rent and other payments, including all accrued late charges then outstanding. Tenant agrees that such amount is a reasonable estimate of the loss and expense to be suffered by Landlord as a result of such late payment by Tenant and may be charged by Landlord to defray such loss and expense. The terms of this Paragraph in no way relieve Tenant of the obligation to pay Rent or other payments on or before the date on which they are due, nor do the terms of this Paragraph in any way affect Landlord’s remedies pursuant to Paragraph 18 of this Lease in the event said Rent or other payment is unpaid after the date due.

c.	Rental Commencement Date is the date specified in Paragraph 1(a) hereof for the Commencement Date and subject to the Rent Abatement set forth in Paragraph 2(g) below, is the date upon which the first rental payment hereunder becomes due.

d.	Landlord will receive monthly from Tenant, in addition to Rent, the equivalent of six percent (6%) of all amounts paid as Rent hereunder, or such other amount as may, from time to time, be required by law, which sum is paid as sales tax to the State of Florida by Landlord under the Florida Sales Tax Statute. Landlord receives no monetary benefit from the collection and disbursement of sales tax. Should such tax rate change under the Florida Sales Tax Statute or Palm Beach County Ordinance, Landlord will receive monthly from Tenant the amount reflective of appropriate charges. Tenant shall pay Landlord in conjunction with all sums due hereunder, any and all applicable sales, use or other similar tax and any interest or penalties assessed therein (“Sales Tax”) simultaneously with such payment.

e.	The annual Base Rental payable hereunder for each Lease Year shall adjust on an automatic basis on the first day of the second Lease Year and the first day of each successive Lease Year thereafter, in the following manner:

The Base Rental rate provided for in Paragraph 2(a) shall be increased by three percent (3%) over the Base Rental rate of the prior Lease Year on the first day of each succeeding Lease Year of the Lease Term. Escalations shall be prorated when necessary to reflect occupancy for less than one (1) year.

f.	In addition to the Base Rental, Tenant shall pay without demand, deduction, or setoff as “Additional Rent” all sums of money due from Tenant to Landlord hereunder, except Base Rental, including without limitation sales tax, (which amounts together with Base Rental may collectively be referred to as “Rent” hereunder) Tenant’s Proportionate Share of the Operating Expenses of the Building shall be paid as Additional Rent hereunder. “Tenant’s Proportionate Share” is the amount which is equivalent to the percentage determined by dividing the rentable square feet in the Premises by the total rentable square feet in the Building. Operating Expenses shall mean all expenses of every kind incurred by Landlord with respect to the ownership, management, operation, improvement, promotion and maintenance of the Building, the land under the Building, and the Property, including, without limitation, the parking lot, landscaping and appurtenances and any property taxes, insurance premiums, assessments, governmental charges, capital expenses, reserves for repair and replacement, cost of providing security services, costs of providing supervision of the parking facilities and owners’ dues of any kind and nature whatsoever. In the event that during any Lease Year, less than ninety- five (95%) of the Building shall have been occupied by tenants and fully used by them at any time, Operating Expenses shall, during such period in which occupancy was less than ninety-five (95%) percent, be increased to the amount that Operating Expenses would normally be expected to have been incurred had such occupancy attained a minimum of ninety-five (95%) percent and had full utilization been made during the applicable Lease Year. In addition, if Landlord is not furnishing any particular work or service (the cost of which, if performed by Landlord, would constitute an Operating Expense), to a tenant who has undertaken to perform such work or service in-lieu of the performance thereof by Landlord, Operating Expenses in the applicable Lease Year shall be adjusted to an amount equal to the Operating Expenses which would reasonably have been incurred during such period by Landlord if Landlord had furnished such work or service to such tenant.

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On or before the Commencement Date, and in each calendar year thereafter during the Lease Term on or before March 1 or as soon thereafter as is reasonably possible, Landlord shall deliver to Tenant a statement setting forth Landlord’s reasonable estimate of the Operating Expenses of the Building for the then current calendar year and Tenant shall pay monthly, as Additional Rent, an amount equal to one twelfth (1/12th) of Tenant’s Proportionate Share of the estimated Operating Expenses of the Building. In the event Landlord determines that the estimate of the Operating Expenses is incorrect or insufficient to pay for actual costs, Landlord shall give Tenant notice of such discrepancy and the adjustment to the Additional Rent for the balance of the calendar year and the Additional Rent shall be increased or reduced as necessary as of the next monthly payment of Base Rental. On or before March 1 of each calendar year during the Lease Term, or as soon thereafter as is reasonably possible, Landlord shall furnish to Tenant a statement (the “Expense Statement”) which shall set forth the actual Operating Expenses of the Building for the previous calendar year. Landlord agrees to keep true and accurate records in accordance with accepted accounting principles of the Operating Expenses of the Building. After delivery of the Expense Statement, there shall be an adjustment between Landlord and Tenant such that after said adjustment Tenant will have paid the actual Additional Rent amount due in accordance with this Paragraph. Payment pursuant to said adjustment to Landlord or Tenant, as the case may be, shall be made within thirty (30) days following delivery of the Expense Statement to Tenant. For any year less than a full calendar year, Tenant’s Operating Expenses shall be prorated based on applicable expenses for the calendar year. Tenant’s obligation for payment of Additional Rent shall survive expiration or termination of this Lease.

No payment by Tenant or receipt by Landlord of an amount less than the Base Rent or Additional Rent or any other sum due and payable under this Lease shall be deemed to be other than a payment on account of the Base Rent, Additional Rent or other such sum, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, nor preclude Landlord’s right to recover the balance of any amount payable or Landlord’s right to pursue any other remedy provided in this Lease or at law.

g.	Notwithstanding the foregoing, as consideration for Tenant’s performance of all of its obligations under the Lease, Landlord conditionally excuses Tenant from payment of the monthly Base Rent otherwise payable for the first three (3) months of the Lease Term (the “Rent Abatement”). However, upon the occurrence of any default by Tenant of any of its obligations hereunder arising during the Lease Term beyond all applicable notice and cure periods, the aggregate amount of the Rent Abatement that was conditionally excused shall be deemed Additional Rent due and payable by Tenant to Landlord within five (5) days of written notice from Landlord to Tenant.

3.	OCCUPANCY AND USE.

a.	Subject to the rights of other tenants in the Building under their leases, Tenant shall use and occupy the Premises for general office purposes and for no other purpose without the prior written consent of Landlord.

b.	Tenant shall not do or permit anything to be done in or about the Premises which will in any way obstruct or interfere with the rights of other tenants or occupants of the Building or injure or annoy them, nor use or allow the Premises to be used for any improper, immoral, unlawful, or objectionable purposes or for any business, use or purpose deemed to be disreputable or inconsistent with the operation of a first class office building nor shall Tenant cause or maintain or permit any nuisance in, on, or about the Premises. Tenant shall not commit or suffer the commission of any waste in, on, or about the Premises. In the event Tenant is not in compliance with this Paragraph at any time during the Lease Term, Landlord may, at its option, (i) correct to the best of its ability the noncompliance, in which case all expenses associated therewith shall be borne by Tenant, or (ii) pursue other remedies available to it under this Lease or at law.

4.	COMPLIANCE WITH LAW. Tenant shall not use the Premises or permit anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance, or governmental rule or regulation now in force or which may hereafter be enacted or promulgated. Tenant shall not do or permit anything to be done on or about the Premises or bring or keep anything therein which will in any way increase the rate of any insurance upon the Building in which the Premises are situated or any of its contents or cause a cancellation of said insurance or otherwise affect said insurance in any manner, and Tenant shall at its sole cost and expense promptly comply with all laws, statutes, ordinances, and governmental rules, regulations, or requirements now in force or which may hereafter be in force and with the requirements of any board of fire underwriters or other similar body now or hereafter constituted relating to or affecting the condition, use, or occupancy of the Premises. In the event Tenant’s use of the Premises, directly or indirectly, results in the need to alter any common areas of the Building in order to comply with Americans with Disabilities Act requirements, or other governmental requirements, Tenant shall pay all costs associated therewith on demand by Landlord.

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5.	ALTERATIONS. Subsequent to the completion of the Leasehold Improvements as set forth in Exhibit “B”, if any, Tenant shall not make or suffer to be made any alterations, additions, or improvements in, on or to the Premises, or any part thereof, without the prior written consent of Landlord; and any such alterations, additions, or improvements in, on or to said Premises, except for Tenant’s fixtures, movable furniture and equipment, shall immediately become Landlord’s property at the end of the Lease Term, to remain on the Premises without compensation to Tenant. In the event Landlord consents to the making of any such alterations, additions, or improvements by Tenant, the same shall be made at Tenant’s sole cost and expense, in accordance with plans and specifications approved by Landlord, and any contractor or person selected by Tenant to make the same, and all subcontractors, must first be approved in writing by Landlord, or, at Landlord’s option, the alteration, addition or improvement shall be made by Landlord for Tenant’s account and Tenant shall reimburse Landlord for the cost thereof upon demand. Upon the expiration or sooner termination of the term herein provided, Tenant shall upon demand by Landlord, at Tenant’s sole cost and expense forthwith and with all due diligence remove any or all alterations, additions, or improvements made by or for the account of Tenant, designated by Landlord to be removed, and Tenant shall forthwith and with all due diligence, at its sole cost and expense, repair and restore the Premises to its original condition.

6.	REPAIR. By taking possession of the Premises, Tenant accepts the Premises as being in the condition in which Landlord is obligated to deliver the Premises and otherwise in good order, condition and repair. Tenant shall, at all times during the Lease Term at Tenant’s sole expense, keep the Premises and every part thereof in good order, condition and repair, excepting ordinary wear and tear, damage thereto by fire, earthquake, act of God or the elements. Tenant shall upon the expiration or sooner termination of the Lease Term, unless Landlord demands otherwise as herein provided, surrender to Landlord the Premises and all repairs, changes, alterations, additions and improvements thereto in the same condition as when received, or when first installed, ordinary wear and tear, damage by fire, earthquake, act of God, or the elements excepted. It is hereby understood and agreed that Landlord has no obligation to alter, remodel, improve, repair, decorate, or paint the Premises or any part thereof except as specified in Exhibit “B” attached hereto and made a part hereof, and that no representations respecting the condition of the Premises or the Building have been made by Landlord to Tenant, except as specifically herein set forth.

7.	LIENS. Tenant shall keep the Premises free from any liens arising out of any work performed, material furnished, or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) days following the imposition of any such lien, cause the same to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other rights and remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as Landlord shall deem proper, including payment of the claim giving rise to such lien. All such sums paid by Landlord and all expenses incurred by it in connection herewith shall be Additional Rent and shall be payable to it by Tenant on demand and with interest at the rate of eighteen percent (18%) per annum, provided, however, that if such rate exceeds the maximum rate permitted by law, the maximum rate shall apply; the interest rate so determined is hereinafter called the “Agreed Interest Rate”. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper, for the protection of Landlord, the Premises, the Building, and any other party having an interest therein from mechanics and materialmen’s liens, and Tenant shall give to Landlord at least five (5) business days prior written notice of commencement of any construction on or in the Premises. Landlord and Tenant hereby give notice and Landlord, at its option, may require Tenant to provide a written certification of same to be recorded in the Public Records of the County in which the Building is located, that no party providing labor services or materials for the improvement of the Premises for or at the direction of Tenant shall be entitled to a lien against Landlord’s interest in the Premises including Landlord’s fee simple title to the Property and the Building, but must look instead only to Tenant and the Tenant’s interest under this Lease to satisfy such claims.

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8.	ASSIGNMENT AND SUBLETTING.

a.	Tenant shall not sell, assign, encumber, hypothecate, pledge or otherwise transfer by operation of law or otherwise this Lease or any interest herein, sublet the Premises or any portion thereof or suffer any other person to occupy or use the Premises or any portion thereof, without the prior written consent of Landlord, nor shall Tenant permit any lien to be placed on Tenant’s interest voluntarily or by operation of law. Notwithstanding the foregoing, Landlord and Tenant agree that, prior to an assignment or sublease becoming effective, any such assignment or sublease must be approved in writing by the holder of any mortgage or other financing instrument encumbering the Property and/or the Building. Tenant shall, by written notice, advise Landlord of its desire from and after a stated date (which shall not be less than thirty (30) nor more than ninety (90) days after the date of Tenant’s notice) to sublet the Premises or any portion thereof for any part of the Lease Term or to assign the Tenant’s interest under this Lease. Tenant shall supply Landlord with such information, financial statements, verifications and related materials as Landlord may request in order to evaluate the written request to so sublet or assign. Landlord shall have the right, to be exercised in Landlord’s sole discretion and by giving written notice to Tenant within thirty (30) days after receipt of Tenant’s notice and all of the aforesaid materials, to either refuse to consent to the proposed subletting or assignment or to terminate this Lease as to the portion of the Premises described in Tenant’s notice, and such notice from Landlord shall, if given, terminate this Lease with respect to the portion of the Premises therein described as of the date stated in Tenant’s notice. Said notice by Tenant shall state the name, address and principal(s) of the proposed subtenant or assignee, and (if a proposed subtenant) Tenant shall deliver to Landlord a true and complete copy of the proposed sublease with said notice. If said notice shall specify all of the Premises and Landlord shall give a termination notice with respect thereto, this Lease shall terminate on the date stated in Tenant’s notice. If, however, this Lease shall terminate pursuant to the foregoing with respect to less than all of the Premises, the Rent, as defined and reserved hereinabove and as adjusted pursuant to Paragraph 2(e) and Paragraph 2(f) shall be adjusted by Landlord and this Lease, as so amended, shall continue thereafter in full force and effect. If Landlord, upon receiving said notice from Tenant with respect to the subletting or assignment of all or any portion of the Premises, shall not exercise its right to terminate, Tenant hereby agrees that Landlord shall be entitled to unconditionally withhold its consent to any such subletting or assignment if the proposed subtenant or assignee is a prospective tenant for other space within the Building or for space within any other buildings owned and/or managed by the Landlord or affiliated entities, or if the Building within which the Premises are located is not one hundred percent (100%) leased. Tenant hereby agrees that Landlord may condition its consent to any such sublease or assignment upon the following: (i) any such sublease or assignment must be on the same terms, conditions and use permitted as are contained in this Lease; and (ii) if the sublease or assignment is at a rental rate greater than the rental rate required in this Lease and such sublease or assignment is approved by Landlord, Tenant agrees to pay to Landlord one hundred percent (100%) of the amount of rent required in the sublease or assignment, which is in excess of the Rent required under this Lease. Tenant shall, at Tenant’s own cost and expense, discharge in full any commissions which may be due and owing from any party as a result of any proposed assignment or subletting, whether or not the Lease is terminated pursuant thereto and rented by Landlord to the proposed subtenant or any other tenant.

b.	Any subletting or assignment hereunder by Tenant must be approved in writing by Landlord prior to being effective and shall not result in Tenant being released or discharged from any liability under this Lease. As a condition to Landlord’s prior written consent as provided for in this Paragraph, the assignee or subtenant shall agree in writing to comply with and be bound by all of the terms, covenants, conditions, provisions and agreements of this Lease, and Tenant shall deliver to Landlord promptly after execution, an executed copy of such sublease or assignment and an agreement of said compliances by each sublease or assignee.

c.	Landlord’s consent to any sale, assignment, encumbrance, subletting, occupation, lien or other transfer shall not release Tenant from any obligations hereunder or be deemed to be a consent to any subsequent occurrence. Any sale, assignment, encumbrance, subletting, occupation, lien or other transfer of this Lease which does not comply with the provisions of this Paragraph shall be void.

9.	PARKING AND COMMON AREAS.

a.	Upon request by Tenant and subject to availability, during the Lease Term, Tenant may request reserved parking spaces in the covered parking area (“Designated Space(s)”). If such request is made by Tenant, Landlord’s sole obligation shall be to identify such spaces as designated for Tenant’s exclusive use, using such signage or methods of identification as Landlord shall deem appropriate. Landlord may, but shall have no obligation to, enforce such designation by towing violators or other enforcement actions. Tenant shall not have the right to tow vehicles parked in Tenant’s designated spaces. Landlord shall have the right, after reasonable notice to Tenant and in Landlord’s discretion, to change the location of Tenant’s designated parking spaces from time to time so long as they continue to be in the covered parking area. In addition to Base Rent and as additional rent hereunder, Tenant shall pay Landlord Seventy-Five and 00/100 Dollars ($75.00) per Designated Space per month (“Parking Charge”) commencing with the first payment of Base Rent following the delivery of a Designated Space to Tenant. The monthly Parking Charge shall increase at the same times and in the same proportions as each increase in Base Rent.

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b.	In addition to the Premises, Tenant shall have the right to non-exclusive use, in common with Landlord, other tenants, and the guests, employees and invitees of common areas (“Common Areas”) (a) automobile parking areas, driveways and footways, and (b) such loading facilities, freight elevators and other facilities as may be designated from time to time by Landlord, subject to the terms and conditions of this Lease and to reasonable rules and regulations for the use thereof as prescribed from time to time by Landlord. The parking area shall be provided with adequate lighting and shall be maintained in good condition by Landlord; provided that Landlord shall have the right at any time and from time to time to change or modify the design and layout of the parking area(s). In no event shall Tenant use, at any time, more than three point eight (3.8) parking spaces per one thousand (1,000) usable square feet of space in the Premises. If, at any time, Landlord reasonably determines that Tenant’s use of the parking lot has exceeded the number of parking spaces allocated to Tenant, Landlord shall give Tenant written notice and Tenant shall, at Tenant’s expense, make arrangements for employee parking at a site located off the Property sufficient to reduce Tenant’s use of the parking lot to the required ratio.

c.	The common areas shall be subject to the exclusive control and management of Landlord and Landlord shall have the right to establish, modify and change and enforce from time to time rules and regulations with respect to the common areas so long as such rules are not discriminatory against Tenant; and Tenant agrees to abide by and conform with such rules and regulations.

d.	Tenant agrees that it and its officers and employees will park their automobiles only in such areas as Landlord may from time to time designate. Tenant agrees that it will, within five (5) days after written request therefore by Landlord, furnish to Landlord the state automobile license numbers assigned to its cars and the cars of all of its employees. Tenant shall not park any truck or delivery vehicle in the parking areas, nor permit deliveries at any place other than as designated by Landlord.

e.	Neither the parking area nor any common Area in the Building shall be used by Tenant, its successors and assigns, or any agent, employee, invitee, licensee, or customer of Tenant, for any advertising, political campaigning or other similar use, including without limitation, the dissemination of advertising or campaign leaflets or flyers.

f.	Landlord expressly reserves the right at any time during the term of this Lease to impose a charge for parking and/or a validation system for the parking of cars in the areas reserved for Bank parking.

g.	In the event Landlord deems it necessary to prevent the acquisition of public rights in and to the Building, Landlord may from time to time temporarily close portions of the common areas, and may erect private boundary markers or take such steps as deemed appropriate for that purpose. Such action shall not constitute or be considered an eviction or disturbance of Tenant’s quiet possession of the Premises.

10.	INSURANCE AND INDEMNIFICATION.

a.	Landlord shall not be liable to Tenant and Tenant, on behalf of itself, its principals, employees, agents and invitees, hereby waives all claims against Landlord for any injury or damage to any person or property in or about the Premises or the Property by or from any cause whatsoever, without limiting the generality of the foregoing, whether caused by water leakage of any character from the roof, walls, basement, or other portion of the Premises or the Building, or caused by gas, fire, or explosion of the Building or the complex of which it is a part or any part thereof.

b.	Tenant, on behalf of itself, its principals, employees, agents and invitees, shall hold Landlord harmless from and defend the Landlord against any and all claims or liability for any injury or damage to any person or property: (i) occurring in, on or about the Premises or any part thereof, (ii) occurring in, on or about any facilities (including without limitation, elevators, stairways, passageways, sidewalks, parking lots or hallways), the use of which Tenant may have in conjunction with other tenants or occupants of the Building, when such injury or damage shall be caused in part or in whole by the act, neglect, fault of, or omission of any duty with respect to the same by Tenant, its agents, servants, employees, or invitees. Tenant, on behalf of itself, its principals, employees, agents and invitees, further agrees to indemnify and save harmless the Landlord, Landlord’s principals, employees, agents and invitees, against and from any and all claims by or on behalf of any work or thing whatsoever done by the Tenant in or about or from transactions of the Tenant concerning the Premises, and will further indemnify and save the Landlord harmless against and from any and all claims arising from any breach or default on the part of the Tenant in the performance of any covenant or agreement on the part of the Tenant to be performed pursuant to the terms of this Lease, or arising from any act or negligence of the Tenant, or any of its agents, contractors, servants, employees and licensees, and from and against all costs, counsel fees, expenses and liabilities incurred in connection with any such claim or action or proceeding brought thereon. Furthermore, in case any action or proceeding be brought against Landlord by reason of any claims or liability, Tenant shall be responsible for all reasonable attorneys’ fees and Tenant agrees to defend such action or proceeding at Tenant’s sole expense by counsel reasonably satisfactory to Landlord. The provisions of this Lease with respect to any claims or liability, arising out of matters occurring prior to such expiration or termination shall survive any such expiration or termination.

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c.	Tenant agrees to purchase at its own expense and to keep in force at all times during the term of this Lease a policy or policies of (a) worker’s compensation (b) commercial general liability insurance, including personal injury and property damage, with contractual liability endorsement, in the amount of One Million Dollars ($1,000,000.00) for property damage and Three Million Dollars ($3,000,000.00) per occurrence for personal injuries or deaths of persons occurring in or about the Premises (c) an extended coverage casualty insurance policy covering the full replacement value of the Leasehold Improvements and any other improvements Tenant may make to the Premises (d) business interruption insurance in an amount sufficient to cover costs, damages, lost income, expenses, Base Rent, Additional Rent and all other sums payable under this Lease, should any or all of the Premises not be usable for a period of up to twelve (12) months and (e) a policy of comprehensive automobile liability insurance, including loading and unloading, and covering owned, non-owned and hired vehicles, with limits of no less than One Million Dollars ($1,000,000.00) per occurrence.. Said policies shall: (i) name Landlord as an additional insured and insure Landlord’s contingent liability under this Lease (except for the worker’s compensation policy, which shall instead include a waiver of subrogation endorsement in favor of Landlord), (ii) be issued by an insurance company which is acceptable to Landlord and licensed to do business in the State of Florida, and (iii) provide that said insurance shall not be canceled or modified unless thirty (30) days prior written notice shall have been given to Landlord. Said policy or policies or certificates thereof shall be delivered to Landlord by Tenant not later than concurrently with the Commencement Date and thereafter upon each renewal of said insurance;

11.	WAIVER OF SUBROGATION. Each of the Landlord and Tenant hereby releases the other from any and all liability or responsibility to the other or anyone claiming through or under them by way of subrogation or otherwise for any loss or damage to property caused by fire or any other perils insured in policies of insurance and for any loss or damage to property caused by fault or negligence covering such property, even if such loss or damage shall have been caused by the fault or negligence of the other party, or anyone for which such party may be responsible, including any other tenants or occupants of the remainder of the Building in which the Premises are located; provided however, that this release shall be applicable and in force and effect only to the extent that such release shall be lawful at the time and in any event only with respect to loss or damage occurring during such time as the releasor’s policies shall contain a clause or endorsement to the effect that any such release shall not adversely affect or impair said policies or prejudice the right of the releasor to recover thereunder and then only to the extent of the insurance proceeds payable under such policies. Each of Landlord and Tenant agrees that it will request its respective insurance carriers to include in its policies such a clause or endorsement. If extra costs shall be charged therefor, each party shall advise the other of the amount of the extra cost, and the other party may, at its election, pay the same, but shall not be obligated to do so. If such other party fails to pay such extra cost, the release provisions of this Paragraph shall be inoperative against such other party to the extent necessary to avoid invalidation of such releasor’s insurance. The provisions of this clause shall not apply in those instances in which waiver of subrogation would cause either party’s insurance to be void or uncollectible.

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12.	SERVICES AND UTILITIES.

a.	Landlord shall maintain the public and Common Areas of the Building, including lobbies, stairs, elevators, corridors and restrooms, the windows in the Building, the mechanical, plumbing and electrical equipment serving the Building, and the structure itself, in reasonably good order and condition, except for damage occasioned by acts of Tenant, which damage shall be repaired by Landlord at Tenant’s expense. In the event Tenant requires or needs to have one or more separate systems of either heating, ventilating, air- conditioning or other similar systems over and above that provided, the installation, care, expenses and maintenance of each such system shall be borne by and paid for by Tenant.

b.	Provided Tenant shall not be in default hereunder, and subject to the provisions elsewhere herein contained and to the rules and regulations of the Building, as from time to time promulgated , Landlord, agrees to furnish to the Premises during Ordinary Business Hours of generally recognized business days, to be determined by Landlord (but exclusive, in any event, of Sundays and legal holidays), heat and air-conditioning appropriate in Landlord’s judgment for the comfortable use and occupation of the Premises, janitorial services during the time and in the manner that such services are, in Landlord’s judgment, customarily furnished in comparable office buildings in the market area, and elevator service. Landlord shall be under no obligation to provide additional or after Ordinary Business Hours heating or air-conditioning, but if Landlord elects to provide such services at Tenant’s request, Tenant shall pay to Landlord a reasonable charge for such services as determined from time to time by Landlord. Tenant agrees to keep and cause to be kept closed all window coverings, if any, when necessary because of the sun’s position, and Tenant also agrees at all times to cooperate fully with Landlord and to abide by all the regulations and requirements which Landlord may prescribe for the proper functioning and protection of said heating, ventilating and air-conditioning system and to comply with all laws, ordinances and regulations respecting the conservation of energy. Whenever heat generating machines, excess lighting or equipment are used in the Premises which affect the temperature otherwise maintained by the air-conditioning system, Landlord reserves the right to install supplementary air- conditioning units in the Premises, the cost thereof, including the cost of electricity and/or water therefor, shall be paid by Tenant to Landlord. Landlord agrees to furnish to the Premises electricity for general office purposes and water for common men’s and women’s lavatories and drinking purposes, subject to the provisions of Subparagraph 12(c) below. In the alternative, Landlord shall have the option to require that Tenant arrange, at Tenant’s expense, for the installation of separate meters for electric, water and sewer services to the Premises, in which event Tenant shall pay for all such services directly to the provider of such services. Such arrangement shall not excuse Tenant from paying Tenant’s Proportionate Share of the utilities used in the common and public areas of the Building. Landlord shall in no event be liable for any interruption or failure of utility services on the Premises, but Landlord will exercise due diligence to furnish uninterrupted service.

c.	Tenant will not, without the written consent of Landlord, use any apparatus or device in the Premises, including without limitation, electronic data processing machines, punch card machines, and machines using excess lighting or current which will in any way increase the amount of electricity or water usually furnished or supplied for the use of the Premises as general office space, nor connect with electric current, except through existing electrical outlets in the Premises, or utilize water flow except through existing water pipes. If Tenant, in Landlord’s judgment, shall require water or electric current or any other resource in excess of that usually furnished or supplied for the use of the Premises as general office space (it being understood that such resource in excess may result from the number of fixtures, apparatus and devices in use, the nature of such fixtures, apparatus and devices, the hours of use, or any combination of such factors), Tenant shall first procure the consent of Landlord which Landlord may refuse, to the use thereof, and Landlord may cause a special meter to be installed in the Premises so as to measure the amount of water, electric current or other resources consumed for any such other use. The cost of any such meters and of installation, maintenance and repair thereof shall be paid for by the Tenant, and Tenant agrees to pay Landlord promptly upon demand by Landlord for all such water, electric current or other resource consumed, as shown by said meters, at the rates charged by the local public utility, furnishing the same, plus any additional expenses incurred in keeping account of the water, electric current or other resource so consumed. Landlord shall not be in default hereunder or be liable for any damages directly or indirectly resulting from, nor shall the rental herein reserved be abated by reason of (i) the installation, use or interruption of use of any equipment in connection with the furnishing of any of the foregoing utilities and services, (ii) failure to furnish or delay in furnishing any such utilities or services when such failure or delay is caused by acts of God or the elements, labor disturbances of any character, any other accidents or other conditions beyond the reasonable control of Landlord, or by the making of repairs or improvements to the Premises or the Building, or (iii) the limitation, curtailment, rationing or restriction on use of water or electricity, gas or any other form of energy or any other service or utility whatsoever serving the Premises or Building. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing energy or other resources consumption.

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d.	Any sums payable under this Paragraph shall be considered Additional Rent and may be added to any installment of Rent thereafter becoming due and Landlord shall have the same remedies for a default in payment of such sums as for a default in the payment of Rent.

e.	Tenant shall not provide any janitorial services without Landlord’s written consent and then only subject to supervision of Landlord and by a janitorial contractor or employees at all times satisfactory to Landlord. Any such services provided by Tenant shall be Tenant’s sole risk and responsibility.

f.	“Ordinary Business Hours” shall mean 7:00 a.m. to 6:00 p.m., Monday through Friday, 8:00 a.m. to 1:00 p.m., Saturday, fifty-two (52) weeks per year, except for legal holidays and any other holiday as may be determined and acknowledged by Landlord from time to time.

g.	Landlord has no duty or obligation to provide any security services in, on or around the Premises, Land or Building, and Tenant recognizes that security services, if any, provided by Landlord will be for the sole benefit of Landlord and the protection of Landlord’s property and under no circumstances shall Landlord be responsible for, and Tenant waives any rights with respect to, Landlord providing security or other protection for Tenant, its principals, employees, guests, invitees, vendors or such other persons (“Tenant’s Agents”) or property in, on or about the Premises, Land or Building. Subject to Landlord’s prior approval, Tenant may, at its sole cost and expense, install, establish and maintain security services within the Premises; provided that, such security services (including any apparatus, facilities, equipment or people utilized in connection with the provision of such security services) comply with governmental requirements and shall not cause the Building to be out of compliance with any applicable governmental requirements. Notwithstanding the foregoing, any such security services installed, established or maintained by Tenant must not affect or impact any portion of the Building or the Land other than the Premises and shall not in any way limit or interfere with Landlord’s ability to exercise its rights of entry as provided in this Lease. Tenant’s rights under this Subparagraph are subject to all the obligations, limitations and requirements as set forth in Paragraphs 5, 21, the Work Letter and as otherwise provided herein.

h.	(i) Maintenance and Use. Tenant covenants and warrants that its use of the Premise shall not cause or contribute to the growth of mold, fungi, or other bacteria due to the presence of water in the Premises or increased humidity levels within the Premises. Conditions which could cause or contribute to mold growth include without limitation (1) allowing water to collect or condense within the Premises (2) failing to monitor and inspect windows and pipes for leaks, (3) failing to properly maintain any equipment within the Premises including without limitation water heaters, HVAC equipment, sinks, refrigerators and dishwashers.

(ii)	Reporting and Action Requirements. Tenant shall immediately notify Landlord in writing of (i) any visible signs of mold growth (ii) any water leak or condensation and (iii) if Tenant has any reasonable cause to believe that mold, bacteria or fungi growth has or will occur in the Premises. Tenant shall use best efforts to repair any condition promptly which could cause or contribute to mold growth and immediately stop any leak and remove any excess water caused by leaks provided however, Landlord shall reimburse Tenant for any costs and expenses reasonably and actually incurred in making such repairs and maintenance to the extent it is otherwise the obligation of Landlord under this Lease.

(iii)	Indemnification. Tenant shall defend, indemnify and hold Landlord harmless (and Landlord’s agents, employees, affiliates and mortgagees harmless) from and against any and all claims, demands, penalties, fees, liabilities, settlements, damages, costs of remediation, or other costs and expenses (including without limitation, attorneys’ fees, consultants’ fees, and litigation expenses) of whatever kind or nature, known or unknown, contingent or otherwise, arising out of or in any way related to the presence of mold, bacteria or fungi on the Premises due to the negligence, act or omission of Tenant or due to failure of Tenant to comply with its obligations and duties under this Lease, including without limitation the failure of Tenant to fulfill its repair, maintenance and reporting responsibilities set forth herein. Tenant’s obligations hereunder shall survive the termination and expiration of this Lease.

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13.	ESTOPPEL CERTIFICATE AND FINANCIAL STATEMENTS. Tenant agrees to furnish from time to time when requested by Landlord, (or the holder of any deed of trust or mortgage or the lessor under any ground lease covering all or any part of the Building or the improvements therein or the Premises or any interest of Landlord therein), a certificate signed by Tenant confirming and containing such factual certifications and representations deemed appropriate by Landlord, (or the holder of any deed of trust or mortgage or the lessor under any ground lease covering all or any part of the Building or the improvements herein or the Premises or any interest of Landlord therein), and Tenant shall, within ten (10) days following receipt of said proposed certificate from Landlord, return a fully executed copy of said certificate to Landlord. In the event Tenant shall fail to return a fully executed copy of such certificate to Landlord within the foregoing ten (10) day period, then Tenant shall be deemed to have approved and confirmed all of the terms, certifications and representations contained in such certificate. In addition, Tenant shall, from time to time, upon the written request of Landlord, deliver to or cause to be delivered to Landlord or its designee then current financial statements (including a statement of operations and balance sheet and statement of cash flows) certified as accurate by a certified public accountant and prepared in conformance with generally accepted accounting principles for (i) Tenant, (ii) any entity which owns a controlling interest in Tenant, (iii) any entity the controlling interest of which is owned by Tenant, (iv) any successor entity to Tenant by merger or operation of law, and (v) any guarantor of this Lease.

14.	HOLDING OVER. Tenant shall, at the termination of this Lease by lapse of time or otherwise, yield up immediate possession of the Premises to Landlord. If Tenant retains possession of the Premises or any part thereof after such termination, then Landlord may at its option, serve written notice upon Tenant that such holding over constitutes any one of: (i) renewal of this Lease for one year, and from year to year thereafter, (ii) creation of a month to month tenancy, upon the terms and conditions set forth in this Lease, or (iii) creation of a tenancy at sufferance, in any case upon the terms and conditions set forth in this Lease; provided, however, that the monthly rental [or daily rental under (iii)] shall, in addition to all other sums which are to be paid by Tenant hereunder, whether or not as Base Rent or Additional Rent, be equal to double the Rent being paid monthly to Landlord under this Lease immediately prior to such termination (prorated in the case of (iii) on the basis of a 365 day year for each day Tenant remains in possession). If no such notice is served, then a tenancy at sufferance shall be deemed to be created at the Rent in the preceding sentence. Tenant shall also pay to Landlord all damages sustained by Landlord resulting from a retention of possession by Tenant, including the loss of any proposed subsequent tenant for any portion of the Premises. The provisions of this Paragraph shall not constitute a waiver by Landlord of any right of re-entry as herein set forth; nor shall receipt of any Rent or any other act in apparent affirmance of the tenancy operate as a waiver of any rights and remedies allowed in law of equity including without limitation the right to terminate this Lease for a breach of any of the terms, covenants or obligations herein on Tenant’s part to be performed.

15.	SUBORDINATION/LIMITATION ON RECOURSE. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, this Lease shall be and is hereby made junior, inferior, subject and subordinate in all respects and at all times to: (a) all ground leases or underlying leases which may now exist or hereafter be executed affecting the Building or the land upon which the Building is situated or both, and (b) the lien or interest of any mortgage or deed to secure debt which may now exist or hereafter be executed in any amount for which said Building, land ground leases or underlying leases, or Landlord’s interest or estate in any of said items is specified as security. Notwithstanding the foregoing, Landlord shall have the right to subordinate or cause to be subordinated any such ground leases or underlying leases or any such liens or interest of mortgages or deed to secure debt to this Lease. In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deeds to secure debt is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant shall, notwithstanding any subordination, attorn to and become the Tenant of the successor in interest to Landlord at the option of such successor in interest. Tenant agrees to execute such non-disturbance and attornment agreements as the holder of any mortgage or deed to secure debt on the Building may reasonably require. Tenant covenants and agrees to execute and deliver, upon demand by Landlord and in the form requested by Landlord, any additional documents evidencing the priority or subordination of this Lease with respect to any such ground leases or underlying leases or the lien of any such mortgage or deed to secure debt. Tenant hereby irrevocably appoints Landlord as attorney in fact of Tenant to execute, deliver and record any such documents in the name and on behalf of Tenant.

Liability with respect to the entry and performance of this Lease by or on behalf of Landlord, however it may arise, shall be asserted and enforced only against Landlord’s estate and equity interest in the Building. Neither Landlord nor any of Landlord’s principals, shareholders, members, directors, officers or employees (“Landlord’s Agents”) shall have any personal liability in the event of any claim against Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Further, in no event whatsoever shall any Landlord’s Agent have any liability or responsibility whatsoever arising out of or in connection with this Lease, the relationship of Landlord and Tenant or Tenant’s use of the Premises. Any and all personal liability, if any, beyond that which may be asserted under this Paragraph, is expressly waived and released by Tenant and by all persons claiming by, through or under Tenant

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16.	RE-ENTRY BY LANDLORD. Landlord reserves and shall at all times have the right to re-enter the Premises to inspect the same, to supply janitor service and any other service to be provided by Landlord to Tenant hereunder, to show said Premises to prospective purchasers, mortgagees or tenants, to post notices of non-responsibility and to alter, improve, repair the Premises and any portion of the Building of which the Premises are a part or to which access is conveniently made through the Premises, without abatement of Rent and may for that purpose erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises where reasonably required by the character of work to be performed, provided that entrance to the Premises shall not be blocked thereby and further provided that the business of Tenant shall not be interfered with unreasonably. Tenant hereby waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors, in, upon and about the Premises, and Landlord shall have the right to use any and all means which Landlord may deem necessary or proper to open said doors in an emergency, in order to obtain entry to any portion of the Premises, and any entry to the Premises, or portions thereof obtained by Landlord by any of said means or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or any eviction, actual or constructive, of Tenant from the Premises or any portions thereof. Landlord shall also have the right at any time without the same constituting an actual or constructive eviction and without incurring any liability to Tenant therefor, to change the arrangement and/or location of entrances or passageways, doors and doorways and corridors, elevators, stairs, toilets or other public parts of the Building and to change the name, number or designation by which the Building is commonly known.

17.	INSOLVENCY OR BANKRUPTCY. The appointment of a receiver to take possession of all or substantially all of the assets of Tenant, or an assignment of Tenant for the benefit of creditors, or any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act, shall at Landlord’s option, constitute a breach of this Lease by Tenant. Upon the happening of any such event or at any time thereafter, this Lease shall terminate. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise and in no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under bankruptcy, insolvency or reorganization proceedings. If a petition in bankruptcy is filed by or against Tenant, and if this Lease is treated as an “unexpired lease” under applicable bankruptcy law in such proceeding, then Tenant agrees that Tenant shall not attempt nor cause any trustee to attempt to extend the applicable time period within which this Lease must be assumed or rejected.

18.	DEFAULT AND REMEDIES.

(A)	The following events shall be deemed to be events of default by Tenant under this Lease:

a.	Tenant shall fail to pay when or before due any sum of money becoming due to be paid to Landlord hereunder, whether such sum be any installment of the Rent or other payment of money to Landlord herein reserved, or any other payment or reimbursement to Landlord required herein, including without limitation, any applicable sales, use, transaction or comparable taxes, whether or not treated as Rent hereunder, and such failure shall continue for a period of five (5) days from the date such payment was due; or

b.	Tenant shall fail to comply with any term, provision or covenant of this Lease other than by failing to pay when or before due any sum of money becoming due to be paid to Landlord hereunder and shall not cure such failure within twenty (20) days (forthwith, if the default involves a hazardous condition) after written notice thereof to Tenant; or

c.	Tenant shall abandon any substantial portion of the Premises; or

d.	Tenant shall fail to vacate the Premises immediately upon termination of this Lease by lapse of time or otherwise, or upon termination of Tenant’s right to possession only; or

e.	If, in spite of the provisions hereof, the interest of Tenant shall be levied upon under execution or be attached by process of law or Tenant shall fail to contest diligently the validity of any lien or claimed lien and give sufficient security to Landlord to insure payment thereof or shall fail to satisfy any judgment rendered thereon and have the same released, and such default shall continue for ten (10) days after written notice thereof to Tenant.

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f.	Notwithstanding the provisions hereof, (1) the making by Tenant of any general assignment or general arrangement for the benefit of creditors; (2) the filing by or against Tenant of a petition in bankruptcy, including reorganization or arrangement, unless, in the case of a petition filed against Tenant, unless the same is dismissed within twenty (20) Business Days; (3) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located in the Premises or of Tenant’s interest in this Lease; (4) any execution, levy, attachment or other process of law against any property of Tenant or Tenant’s interest in this Lease, unless the same is dismissed within twenty (20) Business Days; (5) adjudication that Tenant is bankrupt; (6) the making by Tenant of a transfer in fraud of creditors; or (7) the failure of Tenant to generally pay its debts as they become due.

g.	Any information furnished by or on behalf of Tenant to Landlord in connection with the entry of this Lease is determined to have been materially false, misleading or incomplete when made.

Tenant shall notify Landlord promptly of any Event of Default or any facts, conditions or events which, with the giving of notice or passage of time or both, would constitute an Event of Default.

(B)	Upon the occurrence of any such events of default described in this Paragraph or elsewhere in this Lease, either singularly or in combination, Landlord shall have the option to pursue any one or more of the following remedies without any notice or demand whatsoever;

a.	Landlord may, at its election, terminate this Lease or terminate Tenant’s right to possession only, without terminating the Lease.

b.	Upon any termination of this Lease, whether by lapse of time or otherwise, or upon any termination of Tenant’s right to possession without termination of the Lease, Tenant shall peaceably surrender and vacate the Premises immediately, and deliver possession thereof to Landlord and Tenant hereby grants to Landlord full and free license to enter into and upon the Premises in such event with or without process of law and to repossess Landlord of the Premises as of Landlord’s former estate and to expel or remove Tenant and any others who may be occupying or within the Premises and to remove any and all property therefrom, without being deemed in any manner guilty of trespass, eviction or forcible entry or detainer, and without incurring any liability for any damage resulting therefrom. Tenant hereby waives any right to claim damage for each re-entry and expulsion and without relinquishing Landlord’s right to Rent or any other right given to Landlord hereunder to operation of law.

c.	Upon termination of this Lease, whether by lapse of time or otherwise, Landlord shall be entitled to recover as damages, all Rent, including any amount treated as Additional Rent hereunder and other sums due and payable by Tenant on the date of termination, plus the aggregate sum of: (i) an amount equal to the value of Rent, including any amounts treated as Additional Rent hereof and other sums provided herein to be paid by Tenant for the residue of the stated Lease Term, including expenses hereinafter described in Subparagraph (d) relating to recovery of the Premises, preparation for reletting and for reletting itself, and (ii) the cost of performing any other covenants which would have otherwise been performed by Tenant.

d.	(i) Upon any termination of Tenant’s right to possession only without termination of the Lease, Landlord may at Landlord’s option, enter into the Premises, remove Tenant’s signs and other evidences of tenancy, and take and hold possession thereof as provided in Subparagraph (b) above, without such entry and possession terminating this Lease or releasing Tenant in whole or in part, from any obligation, including Tenant’s obligation to pay the Rent, including any amounts treated as Additional Rent hereunder for the full term. In any such case, Tenant shall pay forthwith to Landlord, if Landlord so elects, a sum equal to the entire amount of the Rent including any amounts treated as Additional Rent hereunder, for the residue of the stated Lease Term plus any other sums provided herein to be paid by Tenant for the remainder of the Lease Term.

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(ii) Landlord may, but need not, relet the Premises or any part thereof for such Rent and upon such terms as Landlord in its sole discretion shall determine (including the right to relet the Premises for a greater or lesser term than that remaining under this Lease, the right to relet the Premises as part of a larger area, and the right to change the character and the use made of the Premises) and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instructions given by Tenant with respect to such reletting. In such case, Landlord may make repairs, alterations and additions in or to the Premises and redecorate the same to the extent Landlord deems necessary or desirable and Tenant shall, upon demand, pay the cost thereof, together with Landlord’s expenses for reletting including, without limitation, any broker’s commission incurred by Landlord. If the consideration collected by Landlord upon any such reletting plus any sums previously collected from Tenant are not sufficient to pay the full amount of all Rent, including any amounts treated as additional Rent hereunder and other sums reserved in this Lease for the remaining Lease Term, together with the costs or repairs, alterations, additions, redecorating and Landlord’s expenses of reletting and the collection of the rent accruing therefrom (including attorneys’ fees and broker’s commissions), Tenant shall pay to Landlord the full amount of such deficiency upon demand and Tenant agrees that Landlord may file suit to recover any sums falling due under this section from time to time.

e.	Landlord may, at Landlord’s option, enter into and upon the Premises with or without process of law, if Landlord determines in its sole discretion that Tenant is not acting within a commercially reasonable time to maintain, repair or replace anything for which Tenant is responsible hereunder and correct the same, without being deemed in any manner guilty of trespass, eviction or forcible entry and detainer and without incurring any liability for any damage resulting therefrom and Tenant agrees to reimburse Landlord, on demand, as Additional Rent, for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease.

f.	Any and all property which may be removed from the Premises by Landlord pursuant to the authority of this Lease or of law, to which Tenant is or may be entitled, may be handled, removed and stored, as the case may be, by or at the direction of Landlord at the risk, cost and expense of Tenant, and Landlord shall in no event be responsible for the value preservation or safekeeping thereof. Tenant shall pay to Landlord, upon demand, any and all expenses incurred in such removal and all storage charges against such property so long as the same shall be in Landlord’s possession or under Landlord’s control. Any such property of Tenant not retaken by Tenant from storage within thirty (30) days after removal from the Premises shall, at Landlord’s option, be deemed conveyed by Tenant to Landlord under this Lease as by a bill of sale without further payment or credit by Landlord to Tenant.

Pursuit of any of the foregoing remedies shall not preclude Landlord’s pursuit of any of the other remedies herein provided or any other remedies provided by law (all such remedies being cumulative), nor shall pursuit of any remedy herein provided constitute a forfeiture or waiver of any Rent due to Landlord hereunder or any damage accruing to Landlord by reason of the violation of any of the terms, provisions and covenants herein contained. No act or thing done by Landlord or its agents during the term hereby granted shall be deemed a termination of this Lease or an acceptance of a surrender of said Premises which shall not be valid unless in writing signed by Landlord. No waiver by Landlord of any violation or breach of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other violation or breach of any of the terms, provisions and covenants herein contained. Landlord’s acceptance of the payment of Rent or other payments hereunder after the occurrence of any event of default shall not be construed as a waiver of such default, unless Landlord so notifies Tenant in writing. Forbearance by Landlord in enforcing one or more of the remedies herein provided upon an event of default shall not be construed as a waiver of such default, (unless Landlord so notifies Tenant in writing) or of Landlord’s right to enforce any such remedies with respect to such default or any subsequent default. If, on account of any breach or default by Tenant in Tenant’s obligations under the terms and conditions of this Lease, it shall become necessary or appropriate for Landlord to employ or consult with an attorney concerning or to enforce or defend any of Landlord’s rights or remedies hereunder, Tenant agrees to pay reasonable attorneys’ fees so incurred.

Without limiting the foregoing, to the extent permitted by law, Tenant hereby: (i) appoints and designates the Premises as a proper place for service of process upon Tenant, and agrees that service of process upon any person apparently employed by Tenant upon the Premises or leaving process in a conspicuous place within the Premises shall constitute personal service of such process upon Tenant (provided, however, Landlord does not hereby waive the right to serve Tenant with process by any other lawful means); (ii) expressly waives any right to trial by jury; and (iii) expressly waives the service of any notice under any existing or future law of the State of Florida applicable to landlords and tenants.

19.	DAMAGE BY FIRE, ETC.

a.	If the Building or Premises are rendered partially or wholly untenantable by fire or other casualty and if such damage cannot, in Landlord’s reasonable estimation, be materially restored within two hundred (200) days of such damage, then Landlord may, at its sole option, terminate this Lease as of the date of such fire or casualty. Landlord shall exercise its option provided herein by written notice to Tenant within sixty (60) days of such fire or other casualty. For purposes hereof, the Building or Premises shall be deemed “materially restored” if they are in such condition as would not prevent or materially interfere with the repair and replacement of the Leasehold Improvements.

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b.	If this Lease is not terminated pursuant to this Paragraph, then Landlord shall proceed with all due diligence to repair and restore the Building (except that Landlord may elect not to rebuild if such damage occurs during the last year of the term of this Lease exclusive of any option which is unexercised at the date of such damage). Landlord’s obligation to repair and restore the Building is conditioned on the proceeds of insurance actually paid to Landlord being sufficient to pay the cost of such restoration and repair.

c.	If this Lease shall be terminated pursuant to this Paragraph, the term of this Lease shall end on the date of such damage as if that date had been originally fixed in this Lease for the expiration of the Lease Term. If this Lease shall not be terminated by Landlord pursuant to this Paragraph and if the Premises is untenantable in whole or in part following such damage, the Rent payable during the period in which the Premises is untenantable shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances. In the event that Landlord shall fail to complete such repairs and material restoration within two hundred sixty (260) days after the date of such damage, Tenant may at its option and as its sole remedy terminate this Lease by delivering written notice to Landlord, whereupon the Lease shall end on the date of such notices as if the date of such notice were the date originally fixed in this Lease for the expiration of the Lease Term; provided, however, that if construction is delayed because of changes, deletions, or additions in construction requested by Tenant, strikes, lockouts, casualties, acts of God, war, material or labor shortages, governmental regulation, the allowable time frame for repair or rebuilding shall be extended for the amount of time the Landlord is so delayed.

In no event shall Landlord be required to rebuild, repair or replace any part of the partitions, fixtures, additions or other improvements which may have been placed in or about the Premises by Tenant. Any insurance which may be carried by Landlord or Tenant against loss or damage to the Building or Premises shall be for the restoration of the Building and the Leasehold Improvements under the sole control of Landlord except that Landlord’s insurance may be subject to control by the holder or holders of any indebtedness secured by a mortgage or deed to secure debt covering any interest of Landlord in the Premises, the Building or the Property.

d.	Notwithstanding anything herein to the contrary, in the event the holder of any indebtedness secured by a mortgage or deed to secure debt covering the Premises, Building or Property or the ground lessor of the Property requires that any insurance proceeds to be paid to it, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such person, whereupon the Lease shall end on the date of such damage as if the date of such damage were the date originally fixed in this Lease for the expiration of the Lease Term.

e.	In the event of any damage or destruction to the Building or the Premises by any peril covered by the provisions of this Paragraph 17, Tenant shall, upon notice from Landlord, remove forthwith, at its sole cost and expense, such portion or all of the property belonging to Tenant or his licensees from such portion or all of the Building or the Premises as Landlord shall request and Tenant hereby indemnifies and holds Landlord harmless from any loss, liability, costs and expenses, including attorneys’ fees, arising out of any claim of damage or injury as a result of any alleged failure to properly secure the Premises prior to such removal and/or such removal.

f.	In the event of any damage or destruction to the Leasehold Improvements or any other partitions, fixtures, additions or other improvements which may have been placed in or about the Premises by Tenant at any time during the Lease Term, Landlord shall repair or rebuild the same utilizing Tenant’s insurance proceeds; provided, however, that notwithstanding the foregoing, if any such damage or destruction occurs within the last two (2) years of the Lease Term, which damages or destroys more than twenty-five percent (25%) of the Building or the Leasehold Improvements, then Landlord may terminate this Lease and shall not be required to repair or rebuild, and Landlord will be entitled to any insurance proceeds attributable to such damage or destruction. The procedure for the restoration and repair shall be that set forth in the Work Letter Agreement attached hereto as Exhibit “B”. Tenant agrees that if the cost of restoring and replacing the Leasehold Improvements exceeds the insurance proceeds available to effect the restoration and repair of the Leasehold Improvements, Tenant will pay Landlord the difference between the cost to restore and replace the Leasehold Improvements and the insurance proceeds. Such amount shall be paid to Landlord before Landlord commences restoration of the Leasehold Improvements. Landlord shall have no obligation to undertake the restoration and repair until the full estimated cost of such restoration and repair has been received by Landlord. Any insurance proceeds attributable to Leasehold Improvements or any other Tenant installed improvements will be paid directly to Landlord to effect the restoration and repair and shall be used exclusively for the restoration and repair of the Premises. Landlord shall repair or rebuild the Leasehold Improvements within six (6) months after the date the Building has been materially restored, as provided in Subparagraph (a) above, taking into account the time to adjust and collect the insurance proceeds, to restore and repair the Building and to obtain all required permits and approvals. Any excess of the insurance money generated by Tenant’s insurance remaining after completion and full payment for such repairing or rebuilding of the leasehold Improvements shall be the property of Tenant. In the event any improvement is damaged or destroyed for which Landlord has a duty to repair or rebuild and Landlord shall fail to repair or rebuild such improvement in conformity with the requirements of this Lease within six (6) months after the date the Building has been materially restored as provided in Subparagraph (a) above, subject to extension due to causes or forces beyond Landlord’s reasonable control, then and in such event Tenant may, at its election, terminate this Lease and end all of the rights of Landlord and Tenant hereunder. Tenant shall forfeit all of its right, title and interest in and to the improvements on the Premises in the event this Lease is so terminated. Upon notification from the insurer as to the availability of insurance proceeds, Tenant shall notify Landlord of said amount and the entire insurance proceeds shall be disbursed to Landlord.

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20.	CONDEMNATION.

a.	If any substantial part of the Building or Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation or by right of eminent domain, or by private purchase in lieu thereof, and the taking would prevent or materially interfere with the use of the Building or Premises for the purpose for which it is then being used, this Lease shall terminate effective when the physical taking shall occur in the same manner as if the date of such taking were the date originally fixed in this Lease for the expiration of the Lease Term hereof.

b.	If part of the Building or Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation or by right of eminent domain or by private purchase in lieu thereof and this Lease is not terminated as provided in the Subparagraph above, this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent, if any, as may be fair and reasonable under all of the circumstances and Landlord shall undertake to restore the Building and Tenant shall undertake to restore the Premises to a condition suitable for Tenant’s use, as near to the condition thereof immediately prior to such taking as is reasonably feasible under all circumstances. Landlord’s obligation to restore the Building is subject to the condemnation proceeds actually paid to Landlord being sufficient to pay the cost of such restoration and repair.

c.	Tenant shall not share in any condemnation award or payment in lieu thereof or in any award for damages resulting from any grade change of adjacent streets, the same being hereby assigned to Landlord by Tenant, provided, however, that Tenant may separately claim and receive from the condemning authority, if legally payable, compensation for Tenant’s Additional Work as defined in Exhibit “B” attached hereto, Tenant’s removal and relocation costs and for Tenant’s loss of business and/or business interruption.

d.	Notwithstanding anything to the contrary contained in this Paragraph, if the temporary use or occupancy of any part of the Premises shall be taken or appropriated under power of eminent domain during the term of this Lease, this Lease shall be and remain unaffected by such taking or appropriation and Tenant shall continue to pay in full all Rent payable hereunder by Tenant during the term of this Lease; in the event of any such temporary appropriation or taking, Tenant shall be entitled to receive that portion of any award which represents compensation for the use of or occupancy of the Premises during the term of this Lease, and Landlord shall be entitled to receive that portion of any award which represents the cost of restoration of the Premises and the use of or occupancy of the Premises after the end of the term of this Lease.

21.	SALE BY LANDLORD. Landlord shall have the unfettered right to transfer and assign, in whole or in part, its rights and obligations under this Lease and in any and all of the Land or Building. In the event of a sale or conveyance by Landlord of any or all of the Building, the same shall operate to release Landlord from any future liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. Tenant agrees to attorn to the purchaser or assignee in any such sale. Landlord should use reasonable efforts to provide contact information and Rent payment instructions for the new landlord to Tenant.

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22.	RIGHT OF LANDLORD TO PERFORM. All covenants and agreements to be performed by the Tenant under any of terms of this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any abatement of Rent. If the Tenant shall fail to pay any sum of money, other than Base Rent, required to be paid by it hereunder or otherwise fail to perform any of its obligations hereunder, and such failure shall continue for ten (10) days after notice thereof by Landlord, the Landlord may, but shall not be obligated so to do, and without waiving or releasing the Tenant from any obligations of the Tenant, make any such payment or perform any such act on the Tenant’s part to be made or performed as in this Lease provided. All sums so paid by the Landlord and all necessary incidental costs together with interest thereon at the Agreed Interest Rate as defined in Paragraph 7 hereof, from the date of such payment by the Landlord shall be payable as Additional Rent to the Landlord on demand, and the Tenant covenants to pay any such sums and the Landlord shall have, in addition to any other right or remedy of the Landlord, the same rights and remedies in the event of nonpayment thereof by the Tenant as in the case of default by the Tenant in the payment of the Rent.

23.	SURRENDER OF PREMISES.

a.	Tenant shall, at least ninety (90) days before the last day of the Lease Term, give to Landlord a written notice of intention to surrender the Premises on that date, but nothing contained herein or in the failure of Tenant to give such notice shall be construed as an extension of the Lease Term or as consent of Landlord in any holding over by Tenant.

b.	At the end of the Lease Term or any renewal thereof or other sooner termination of this Lease, the Tenant will peaceably deliver up to the Landlord possession of the Premises, together with all improvements or additions upon or belonging to the same, by whomsoever made, in the same condition as received, or first installed, ordinary wear and tear, damage by fire, earthquake, act of God, or the elements alone excepted. Tenant may, upon the termination of this Lease, remove all fixtures, moveable furniture and equipment belonging to Tenant, at Tenant’s sole cost, title to which shall be in the name of Tenant upon such termination, repairing any damage caused by such removal. Property not so removed shall be deemed abandoned by the Tenant, and title to the same shall thereupon pass to Landlord. Upon request by Landlord, unless otherwise agreed to in writing by Landlord, Tenant shall remove, at Tenant’s sole cost, any or all permanent improvements or additions to the Premises installed by or at the expense of Tenant and all moveable furniture and equipment belonging to Tenant which may be left by Tenant and repair any damage resulting from such removal.

c.	The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, shall not work a merger and shall, at the option of the Landlord, terminate all or any existing subleases or subtenancies, or may at the option of Landlord, operate as an assignment to it of any or all such subleases or subtenancies.

24.	WAIVER. If either Landlord or Tenant waives the performance of any term, covenant or condition contained in this Lease, such waiver shall not be deemed to be a waiver of any subsequent breach of the same or any other term, covenant or condition contained herein. Furthermore, the acceptance of Rent by Landlord shall not constitute a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, regardless of Landlord’s knowledge of such preceding breach at the time Landlord accepted such Rent. Failure by Landlord to enforce any of the terms, covenants or conditions of this Lease for any length of time shall not be deemed to waive or decrease the right of Landlord to insist thereafter upon strict performance by Tenant. Waiver by Landlord of any term, covenant or condition contained in this Lease may only be made by a written document signed by Landlord.

25.	NOTICES. Whenever any notice, demand or request is required or permitted hereunder, such notice, demand or request shall be hand delivered in person or sent by United States mail, registered, prepaid, certified return receipt or by next day commercial courier service to the addresses set forth below:

TENANT:	LANDLORD:

(i) Prior to Commencement Date:	1515 Associates, Ltd.

Ominto, Inc.	1515 North Federal Highway
6750 N. Andrews Ave., Suite 200	Suite 306
Ft. Lauderdale, FL 33309	Boca Raton, Florida 33432
Attn: Suzanne Wong	Attn: Mark A. Gensheimer

(ii)   Subsequent to Commencement Date:

At the Premises

Attn: Alain Lee, Corporate Controller

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Any notice, demand or request which shall be served upon either of the parties in the manner aforesaid shall be deemed sufficiently given for all purposes hereunder (i) at the time such notices, demands or requests are hand-delivered in person or delivery is refused by the recipient, or (ii) on the third (3rd) day after the mail of such notices, demands or requests in accordance with the preceding portion of this Paragraph.

26.	CERTAIN RIGHTS RESERVED TO THE LANDLORD. The Landlord reserves and may exercise the following rights without affecting Tenant’s obligations hereunder:

a.	To change the name of the Building;

b.	To designate all sources furnishing sign painting and lettering, ice, drinking water, towels, coffee cart service and toilet supplies, lamps and bulbs used on the Premises;

c.	To retain at all times pass keys to the Premises;

d.	To grant to anyone the exclusive right to conduct any particular business or undertaking in the Building;

e.	To close the Building after regular work hours and on legal holidays subject, however, to Tenant’s right to admittance, under such reasonable regulations as Landlord may prescribe from time to time, which may include by way of example but not of limitation, that persons entering or leaving the Building identify themselves to a watchman by registration or otherwise and that said persons establish their right to enter or leave the Building; and

f.	To take any and all measures, including inspections, repairs, alterations, decorations, additions and improvements of the Premises or the Building, and identification and admittance procedures for access to the Building as may be necessary or desirable for the safety, protection, preservation or security of the Premises or the Building, or the Landlord’s interest, or as may be necessary or desirable in the operation of the Building.

g.	The Landlord may enter upon the Premises and may exercise any or all of the foregoing rights hereby reserved without being deemed guilty of an eviction or disturbance of the Tenant’s obligations hereunder.

27.	ABANDONMENT. Tenant shall not vacate or abandon the Premises at any time during the term and if Tenant shall abandon, vacate or surrender said Premises or be dispossessed by process or law, or otherwise, any personal property belonging to Tenant and left on the Premises shall, at the option of Landlord, be deemed to be abandoned and title thereto shall thereupon pass to Landlord.

28.	SUCCESSORS AND ASSIGNS. Subject to the provisions of Paragraph 8 hereof, the terms, covenants and conditions contained herein shall be binding upon and inure to the benefit of the heirs, successors, executors, administrators and assigns of the parties hereto.

29.	ATTORNEY’ S FEES. In the event that any action or proceeding is brought to enforce any term, covenant or condition of this Lease on the part of Landlord or Tenant, the party ultimately prevailing in such litigation shall be entitled to reasonable attorneys’ fees and costs to be fixed by the court in such action or proceeding, or in any bankruptcy or other insolvency action including any appeal or appeals therefrom.

30.	CORPORATE AUTHORITY. If Tenant signs as a corporation, each of the persons executing this Lease on behalf of Tenant does hereby covenant and warrant that Tenant is a duly authorized and existing corporation, that Tenant has and is qualified to do business in Florida, that the corporation has full right and authority to enter into this Lease and that each and both of the persons signing on behalf of the corporation were authorized to do so. Upon Landlord’s request, Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord confirming the foregoing covenants and warranties.

31.	MORTGAGE APPROVALS. Any provisions of this Lease requiring the approval or consent of Landlord shall not be deemed to have been unreasonably withheld if any mortgagees (which shall include the holder of any deed to secure debt) of the Premises, Building or Property or any portion thereof shall refuse or withhold its approval or consent thereto. Any requirement of Landlord pursuant to this Lease which is imposed pursuant to the direction of any such mortgagee shall be deemed to have been reasonably imposed by Landlord if made in good faith.

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32.	SIGNS. Tenant shall only erect such signs that have been approved by the Landlord in Landlord’s sole discretion and the local governing municipality in writing and signs shall be maintained in good condition by Landlord with such maintenance expenses to be a part of the Operating Expenses if they are utilized by other tenants of the Building and by Tenant if they are exclusive to Tenant. Tenant shall not place or suffer to be placed or maintained upon any exterior door, roof, wall or window of the Premises any sign, awning, canopy or advertising matter or other thing of any kind, and will not place or maintain any decoration, lettering or advertising matter on the glass of any window or door of the Premises and will not place or maintain any freestanding sign within or upon the common areas of the Building or the Premises or immediately adjacent thereto, without first obtaining Landlord’s expressed prior written consent which may be withheld in Landlord’s sole discretion. Landlord shall permit the following Building Standard Signage which shall be provided by Landlord at Tenant’s sole cost and expense:

a.	Suite Signage: To include Suite number and Tenant’s primary trade name using Building Standard font, wood plaque, and Lucite sign located adjacent to the entry door to the Premises as determined by Landlord.

b.	Directory Signage: To include Tenant’s primary trade name using Building Standard font, located on an internal Building directory.

Except as set forth herein no interior sign visible from the exterior of the Premises shall be permitted. Tenant further agrees to maintain such sign, lettering or other thing as may be approved by Landlord in good condition and repair at all times and to remove the same at the end of the term of this Lease as and if requested by Landlord. Upon removal thereof, Tenant agrees to repair any damage to the Premises caused by such installation and/or removal.

33.	MISCELLANEOUS.

a.	The paragraph headings herein are for convenience of reference and shall in no way define, increase, limit or describe the scope or intent of any provision of this Lease. The term “Landlord” in these presents shall include the Landlord, its successors and assigns. In any case where this Lease is signed by more than one person, the obligations hereunder shall be joint and several. The term “Tenant” or any pronoun used in place thereof shall indicate and include the masculine or feminine, the singular or plural number, individuals, firms or corporations and each of their respective successors, executors, administrators and permitted assigns, according to the context hereof.

b.	Time is of the essence of this Lease and all of its provisions. This Lease shall in all respects be governed by the laws of the State of Florida. This Lease, together with its exhibits, contains all the agreements of the parties hereto and supersedes any previous negotiations. There have been no representations made by the Landlord or understandings made between the parties other than those set forth in this Lease and its exhibits. This Lease may not be modified except by a written instrument signed by the parties hereto.

c.	All obligations of Tenant hereunder not fully performed as of the expiration or earlier termination of the Lease Term shall survive the expiration or earlier termination of the Lease Term.

d.	If any clause, phrase, provision or portion of this Lease or the application thereof to any person or circumstance shall be invalid or unenforceable under applicable law, such event shall not affect, impair or render invalid or unenforceable the remainder of this Lease or any other clause, phrase, provision or portion hereof, nor shall it affect the application of any clause, phrase, provision or portion hereof to other persons or circumstances and it is also the intention of the parties to this Lease that in lieu of each such clause, phrase, provision or portion of this Lease that is invalid or unenforceable, there be added as a part of this Lease a valid or enforceable clause, phrase, provision or portion as similar as possible (in both effect and intent) to the provision declared invalid or unenforceable.

e.	Whenever a period of time is herein prescribed for action to be taken by Landlord, the Landlord shall not be liable or responsible for, and there shall be excluded from the computation for any such period of time, any delays due to causes of any kind whatsoever which are beyond the control of Landlord.

f.	Notwithstanding any other provisions of this Lease to the contrary, if the Commencement Date hereof shall not have occurred before the twentieth (20th) anniversary of the date hereof this Lease shall be null and void and neither party shall have any liability or obligation to the other hereunder. The purpose and intent of this provision is to avoid the application of the rule against perpetuities to this Lease.

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g.	The Agreement shall be construed and enforced in accordance with the laws of the State of Florida, and this Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Agreement.

34.	LANDLORD’ S LIEN. In addition to any statutory lien for Rent in Landlord’s favor, Landlord shall have and Tenant hereby grants to Landlord a continuing security interest for all Rent and other sums of money becoming due hereunder from Tenant, upon all goods, wares, equipment, fixtures, furniture, inventory, accounts, contract rights, chattel paper and other personal property of Tenant situated on the Premises and such property shall not be removed therefrom without the consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged. In the event of a default under this Lease, Landlord shall have, in addition to any other remedies provided herein or by law, all rights and remedies under the Uniform Commercial Code, including without limitation the right to sell the property described in this Paragraph at public sale upon providing the notice called for by the Uniform Commercial Code or if none is so supplied five (5) days notice to Tenant. Tenant hereby agrees that this Lease shall constitute a security agreement and further agrees to execute such financing statements and other instruments necessary or desirable in Landlord’s discretion to perfect the security interest hereby created. Any statutory lien for Rent is not hereby waived, the express contractual lien herein granted being in addition and supplementary thereto.

35.	QUIET ENJOYMENT. Landlord represents and warrants that it has full right and authority to enter into this Lease and that Tenant, while paying the Rent and performing its other covenants and agreements herein set forth, shall peaceably and quietly have, hold and enjoy the Premises for the Lease Term without hindrance or molestation from Landlord subject to the terms and provisions of this Lease. In the event this Lease is a sublease, then Tenant agrees to take the Premises subject to the provisions of the prior leases. Landlord shall not be liable for any interference or disturbance by other tenants or third persons, nor shall Tenant be released from any of the obligations of this Lease because of such interference or disturbance.

36.	LANDLORD’ S LIABILITY. In no event shall Landlord’s liability for any breach of this Lease exceed the lesser of (i) the amount of the value of Landlord’s equity ownership in the property and the building, or (ii) the amount of Rent then remaining unpaid for the then current term (exclusive of any Renewal Terms which have not then actually commenced). This provision is not intended to be a measure or agreed amount of Landlord’s liability with respect to any particular breach and shall not be utilized by any court or otherwise for the purpose of determining any liability of Landlord hereunder except only as a maximum amount not to be exceeded in any event. Furthermore, any liability of Landlord hereunder shall be enforceable only out of the assets of Landlord and in no event out of the separate assets of any partner of Landlord.

37.	NO ESTATE. This contract shall create the relationship of Landlord and Tenant and no estate shall pass out of Landlord. Tenant has only a usufruct not subject to levy and sale and not assignable by Tenant, except as provided for herein and in compliance herewith.

38.	LEASE EFFECTIVE DATE. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for lease and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

39.	RULES AND REGULATIONS. Tenant shall faithfully observe and comply with the rules and regulations printed on or annexed to this Lease and all reasonable modifications thereof and additions hereto from time to time put into effect by Landlord. Landlord shall not be responsible for the nonperformance by any other tenant or occupant of the Building of any said rules and regulations.

40.	PREVAILING PARTY. If either party hereto is successful in enforcing against the other any legal or equitable remedy for a breach of any of the provisions of this Lease, the successful party shall be entitled to recover its reasonable expenses and attorney’s fees as a part of the judgment or decree.

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41.	HAZARDOUS MATERIALS. Tenant shall (i) not cause or permit any Hazardous Material to be brought upon, kept or used in or about the Building or the Property by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord. If Tenant breaches the obligations stated in the preceding sentence, or if the presence of Hazardous Material on the Building or the Property caused or permitted by Tenant directly or indirectly results in contamination of the Building or the Property, or if contamination of the Building or the Property by Hazardous Material otherwise occurs for which Tenant is legally liable to Landlord for damage resulting therefrom, then Tenant shall indemnify, defend and hold Landlord harmless from any and all claims, judgments, damages, penalties, fines, costs, liabilities or losses (including, without limitation, diminution in value of the Building or the Property, damages for the loss or restriction on use of rentable or usable space or of any amenity of the Building or the Property, damages arising from any adverse impact on marketing of space, and sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees) which arise during or after the Lease Term as a result of such contamination. This indemnification of Landlord by Tenant includes, without limitation, cost incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any federal, state or local governmental agency or political subdivision because of Hazardous Material present in the soil or ground water on or under the Building or the Property due to the actions of Tenant, its agents, employees, contractors or invitees. Without limiting the foregoing, if the presence of any Hazardous Material on the Building or the Property caused or permitted by Tenant results in any contamination of the Building or the Property, Tenant shall promptly take all actions at its sole expense as are necessary to return the Building or the Property to the condition existing prior to the introduction of any such Hazardous Material to the Building or the Property; provided that Landlord’s approval of such actions shall first be obtained, which approval shall not be unreasonably withheld so long as such actions would not potentially have any material adverse long-term or short-term effect on the Building or the Property. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

As used herein, the term “Hazardous Material” means any hazardous or toxic substance, material or waste listed as such by the Environmental Protection Agency rules or by any other governmental entity or under any applicable local, state or federal law, rule, regulation or order.

42.	INTENTIONALLY OMITTED.

43.	BROKERAGE. Tenant acknowledges that it has not dealt, consulted or negotiated with any real estate broker, sales person or agent other than Penn-Florida Realty Corporation and Jackson Browne, LLC (the “Brokers”) and Tenant hereby agrees to indemnify and hold harmless Landlord from and against any and all loss, cost, claim and liability, including, without limitation, attorneys’ fees and costs resulting from or arising out of any claim that Tenant has dealt or negotiated with any real estate broker, salesperson or agent other than Penn Florida Realty in connection with the transaction which is the subject of this Lease, it being understood that Landlord shall compensate the Brokers pursuant to the terms of a separate agreement.

44.	DEPOSIT AND ADVANCES. Any funds paid by Tenant to Landlord as a deposit or advance pursuant to the terms of this Lease, or any exhibit, addendum or modification hereto, may be commingled with other funds of Landlord and need not be placed in trust, deposited in escrow or otherwise held in a segregated account. In addition, if any sum or sums of money shall become payable by Tenant to Landlord pursuant to the terms of this Lease, or any exhibit, addendum or modification hereto, or by any law, ordinance or regulation affecting this Lease, Landlord shall have the right to apply any deposits or advances theretofore made by Tenant against such sums due by Tenant to Landlord. Deposits and advances shall not accrue interest.

45.	SECURITY DEPOSIT. Tenant has deposited with Landlord and Landlord hereby acknowledges receipt of the sum of Thirteen Thousand Nine and 73/100 Dollars ($13,009.73) which shall be held by Landlord as security for the faithful performance by Tenant of all the terms of this Lease by Tenant to be observed and performed. Said deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the express prior written consent of Landlord and any such act on the part of Tenant shall be without force and effect and shall not be binding upon Landlord. Said security deposit shall not accrue interest. If any of the rents herein reserved or any other sum payable by Tenant to Landlord hereunder shall be overdue or unpaid, or should Landlord make payments on behalf of Tenant, or if Tenant shall fail to perform any of the terms of this Lease, the Landlord, at its option and without prejudice to any other remedy which Landlord may have on account thereof, may appropriate and apply said entire deposit, or so much thereof as may be necessary to compensate Landlord, toward the payment of any rent or additional sum due hereunder or to any loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said security deposit to the original sum deposited. Should Tenant comply with all of the terms and promptly pay all of the rentals and all of the sums payable by Tenant to Landlord as they become due, said deposit shall be returned in full to Tenant at the end of the lease term. In the event of bankruptcy or other creditor debt proceedings against Tenant, the security deposit shall be deemed to be first applied to the payment of rent and other charges due Landlord for all periods prior to the filing of such proceedings.

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46.	PREPAID RENTS. Tenant has deposited with Landlord and Landlord acknowledges receipt the sum of Thirteen Thousand Four Hundred Eight and 26/100 Dollars ($13,408.26) which shall be held by Landlord, without accrual of interest, as prepaid rent on account of this Lease. If any of the rents herein reserved or any other sum payable from Tenant to Landlord hereunder shall be overdue or unpaid, or should Landlord make payments on behalf of Tenant, or if Tenant shall fail to perform any of the terms of this Lease, then Landlord, at its option and without prejudice to any other remedy which Landlord may have on account thereof, may appropriate and apply said entire amount, or so much thereof as may be necessary to compensate Landlord, toward the payment of any rent or additional sum due hereunder or to any loss or damage sustained by Landlord due to such breach on the part of Tenant; and Tenant shall forthwith upon demand restore said rents to the original sum deposited.

47.	RELOCATION. Landlord shall be entitled to cause Tenant to relocate from the Premises to a comparable space (a “Relocation Space”) within the Building at Landlord’s cost and expense at any time within forty-five (45) days after the date upon which written notice of Landlord’s election (not in excess of one hundred twenty (120) days is given to Tenant. Any such relocation shall not terminate or otherwise modify this Lease except that after the date of such notice, “Premises” shall refer to the Relocation Space into which Tenant is to be moved.

48.	CONFIDENTIALITY. Tenant and Tenant’s representatives (including employees, real estate brokers, officers, agents, etc.), hereby acknowledge that the terms and conditions of this Lease are to be held in the strictest of confidence and not to be conveyed to any other party without the permission of Landlord. Such confidentiality is a material consideration for Landlord to enter into this Lease, and breach of this confidentiality shall be considered a default under the Lease. Additionally, in the event of such breach, Landlord shall incur damages which are difficult to ascertain or predict at this time, however, such damages shall be assessed immediately following occurrence of such breach at which time Landlord may pursue all available remedies.

49.	RADON. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

50.	OFFER TO LEASE. The submission of this Lease in a draft form to Tenant or its broker or other agent does not constitute an offer to Tenant to lease the Premises. This Lease shall have no force or effect until: (a) it is executed and delivered by Tenant to Landlord; and (b) it is executed and delivered by Landlord to Tenant.

51.	INCORPORATION OF PRIOR AGREEMENT; AMENDMENTS. This Lease contains all of the agreements of the parties to this Lease with respect to any matter covered or mentioned in this Lease, and no prior agreement or understanding pertaining to any such matter shall be effective for any purpose. No provision of this Lease may be amended or added to except by an agreement in writing signed by the parties to this Lease or their respective successors in interest.

THE SUBMISSION OF THIS LEASE FOR EXAMINATION AND NEGOTIATION DOES NOT CONSTITUTE AN OFFER TO LEASE, A RESERVATION OF OR OPTION FOR THE PREMISES AND SHALL VEST NO RIGHT IN ANY PARTY. TENANT OR ANYONE CLAIMING UNDER OR THROUGH TENANT SHALL HAVE THE RIGHTS TO THE PREMISES AS SET FORTH HEREIN AND THIS LEASE BECOMES EFFECTIVE AS A LEASE ONLY UPON EXECUTION, ACKNOWLEDGMENT AND DELIVERY THEREOF BY LANDLORD AND TENANT TO EACH OTHER, REGARDLESS OF ANY WRITTEN OR VERBAL REPRESENTATION OF ANY AGENT, MANAGER OR EMPLOYEE OF LANDLORD TO THE CONTRARY.

[Signatures appear on the following page]

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IN WITNESS WHEREOF, the parties hereto have executed this Lease. This 15th day of October, 2015.

LANDLORD WITNESS 1:	LANDLORD:

1515 ASSOCIATES, LTD., a Florida limited
Sign	partnership

	By:	1515 Associates, LLC, a Florida limited
Print Name		liability company, its General Partner

LANDLORD WITNESS 2:	By:	Genmark 1515, Inc., a Florida corporation, its
Managing Member
Sign
By:
Mark A. Gensheimer, President
Print Name

TENANT WITNESS 1:	TENANT:

/s/ Suzanne Wong	OMINTO, INC., a Nevada Corporation
Sign
	By:	/s/ Ivan Braiker

Suzanne Wong	Printer Name:	Ivan Braiker

Printer Name:

TENANT WITNESS 2:	Title:	Chief Executive Officer

/s/ Thomas Virgin
Sign

Thomas Virgin
Print Name

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EXHIBIT “A”

PREMISES

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EXHIBIT “B”

WORK LETTER AGREEMENT

          THIS WORK LETTER AGREEMENT (this “Work Letter” or this “Agreement”) is attached to and made a part of that certain Office Lease Agreement (the “Lease”) dated the ____ day of _________________, 2015, by and between 1515 ASSOCIATES, LTD., a Florida limited partnership (“Landlord”), and OMINTO, INC., a Nevada corporation, (“Tenant”). The terms, definitions and other provisions of the Lease are hereby incorporated in this Work Letter by reference as if fully set forth herein. As an inducement to Tenant to enter into the Lease, and in consideration of the mutual covenants and conditions hereinafter set forth, Landlord and Tenant agree as follows:

1.        LEASEHOLD IMPROVEMENTS. The Leasehold Improvements shall be performed by Landlord in accordance with the terms of this Work Letter. The full scope of work anticipated hereunder shall be set forth on Exhibit “B-1” to the Lease, and if deemed necessary by Landlord such work shall be specified in greater detail in the Plans and Specifications, as defined hereinafter. The Leasehold Improvements shall consist of the Landlord’s Work and Tenant’s Additional Work.

2.	PLANS AND SPECIFICATIONS.

a)	Landlord may, in Landlord’s sole discretion, require that all Leasehold Improvements to be performed pursuant to the Lease, as set forth on Exhibit “B-1” to the Lease, be specified in a set of plans and specifications (“Plans and Specifications”) in detail sufficient to comprehensively define the construction work (“Work”) to be performed hereunder and to satisfy applicable permitting regulations which may be imposed by any governmental authority or required pursuant to applicable building codes. The Plans and Specifications shall be prepared by an architect designated by Landlord (“Landlord’s Architect”). Tenant agrees to meet with Landlord’s Architect so as to assure that the Plans and Specifications are submitted to Landlord following approval by Tenant within ten (10) days following the Effective Date of the Lease (or, in the case of a modification to the original Plans and Specifications, within ten (10) days following the date upon which the need or request for such modification is initiated) for Landlord’s final review and approval, which approval may be granted, withheld, or given conditionally subject to modification(s) as determined necessary or desirable by Landlord in Landlord’s reasonable discretion within ten (10) days thereafter. If the Plans and Specifications are not approved by Landlord, Tenant shall have a period of ten (10) days in which to work with Landlord’s Architect to make any modifications to the Plans and Specifications required by Landlord and thereafter to resubmit same to Landlord in final form. If Tenant fails to resubmit the Plans and Specifications in such form as Landlord shall require within such ten (10) day period, Landlord may, at Tenant’s sole expense, have prepared Plans and Specifications in accordance with Landlord’s requirements, and the construction of the Leasehold Improvements shall proceed as if the final Plans and Specifications had been resubmitted by Tenant and approved by Landlord.

b)	Following acceptance by Landlord in final form, the Plans and Specifications may be changed only with Landlord’s approval, and Tenant shall be liable for any additional costs incurred by Landlord as a result of any such change. An original set of the Plans and Specifications and any modifications thereto, when accepted by Landlord, shall be initialed on each page by Landlord and Tenant and retained in Landlord’s file as the conclusive evidence of the final form of the Plans and Specifications.

c)	Notwithstanding anything to the contrary contained herein, Landlord shall have the sole right to determine architectural design and the structural, mechanical and other standard details and specifications of the work to be performed pursuant to this Work Letter, including, without limitation, the type of materials and the manufacturer and supplier thereof.

3.         LANDLORD’ S WORK. Landlord shall complete, at no expense to Tenant, “Landlord’s Work” as set forth on Exhibit “B -1” (and further specified in the Plans and Specifications, if applicable).

4.	TENANT’ S ADDITIONAL WORK.

a)	Any additional improvements specified in Exhibit “B-1” as “Tenant’s Additional Work”, and costs associated with any modifications or changes required to the scope of work set forth in Exhibit “B-1” or the Plans and Specifications following approval by Landlord and Tenant shall collectively and separately constitute Tenant’s Additional Work, to be completed by Landlord at Tenant’s sole cost and expense. All costs associated with the completion of Tenant’s Additional Work shall be deemed “Tenant’s Costs” under the Lease, including but not limited to actual construction costs of Tenant’s Additional Work, the cost of preparation of Plans and Specifications for Tenant’s Additional Work, and a construction management fee in the amount of five percent (5%) of the total construction cost of Tenant’s Additional Work.

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b)	In the event Tenant’s Additional Work is set forth in Exhibit “B-1” Tenant shall pay, as an item of Tenant’s Cost, the cost of the preparation or modification, as the case may be, of the Plans and Specifications by Landlord’s Architect relative to Tenant’s Additional Work, and Tenant shall cooperate with Landlord’s Architect in accordance with the time frames established in Paragraph 2 of this Work Letter.

5.         PAYMENT OF TENANT’ S COSTS. Tenant’s Costs shall be considered Additional Rent due and payable under the Lease and shall be due as provided herein. Tenant’s Costs shall be payable as follows:

a)	Tenant shall pay to Landlord upon execution of this Lease, an amount equal to 100% of Tenant’s Costs, as reasonably estimated by Landlord at such time.

b)	Prior to Tenant’s occupancy of the Premises, Tenant shall pay to Landlord the unpaid balance, if any, of Tenant’s Costs, as estimated by Landlord at such time.

c)	As soon as a final accounting can be prepared and submitted to Tenant, Tenant shall pay to Landlord the entire unpaid balance of Tenant’s Costs, or Landlord shall reimburse Tenant with any excess amounts paid, as the case may be.

Tenant’s Costs shall constitute Additional Rent due under the Lease and shall be due at the time hereinabove specified. Tenant’s failure to make such payments when due shall constitute a default under the Lease, entitling Landlord to all of its remedies thereunder, at law and in equity.

6.         DELAY IN COMPLETION. Landlord shall cause the Leasehold Improvements to be Substantially Complete in accordance with the Lease. If the rendering of the Leasehold Improvements as Substantially Complete is delayed by Tenant for any of the reasons set forth in the Lease or this Work Letter or as a result of:

a)	Tenant’s failure to submit the Plans and Specifications (or any necessary modifications or additions thereto) within the time periods specified in this Work Letter; or

b)	Tenant’s specifications of special materials or finishes or specific vendors, or special installations other than those provided as Building Standard which cannot be delivered or completed within Landlord’s construction schedule; or

c)	Any change in the Plans and Specifications once approved and accepted by Landlord; or

d)	The performance of or the failure to perform any work or installation by any person or firm employed by Tenant to do any work on the Premises; or

e)	The failure of Tenant to timely pay Tenant’s Costs in accordance with this Work Letter Agreement; or

f)	Any other delay which is attributable to Tenant’s act or omission;

then, Landlord shall have no liability for such failure to complete the Work, the Commencement Date shall not be postponed as a result thereof, and Tenant’s obligations under this Lease (including, without limitation, the obligation to pay Rent) shall nonetheless commence as of the Commencement Date determined by Landlord’s Architect set forth in Architects Certificate of Deemed Completion (hereinafter defined). Any material or item to be supplied by Tenant shall be provided on site in order not to delay Landlord’s construction. In the event of delay in Substantial Completion of the Leasehold Improvements not attributable to Tenant, Tenant’s sole remedy shall be the deferral of the Commencement Date, until such date as the Leasehold Improvements are Substantially Complete.

7.         CONTRACTOR(S) AND PERMITS. Landlord shall use contractor(s) of its selection who shall obtain governmental permits necessary to perform the Leasehold Improvements, with the exception of any improvements (whether or not shown in the Plans and Specifications) which Landlord and Tenant agree in writing shall be constructed or installed by Tenant. If the parties hereto agree that Tenant shall undertake to construct or install some portion of the improvements, then Tenant shall use contractors which have been approved by Landlord, Tenant shall be responsible for obtaining all necessary permits and approvals for such work, and Tenant shall comply with such other requirements as may be imposed by Landlord, and Landlord shall permit Tenant’s contractors to enter the Premises prior to the Commencement Date to perform construction or installation. Landlord shall not be liable in any way for any injury, loss, damage or delay which may be caused by or arise from such entry by Tenant, its employees or contractors, and Tenant shall indemnify, defend and hold Landlord harmless from any loss, delay, damage or expense which may be incurred in connection with such entry.

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8.         BUILDING STANDARD IMPROVEMENTS. For the purpose of establishing a standard quality and quantity for materials and finishes comprising the Leasehold Improvements, Landlord, in Landlord’s sole discretion, has established the following “Building Standard” items (also referred to as “Building Standards”):

a)	Building Standard Shell Improvements:

(i)	Heating, Ventilation and Air-conditioning: Installed as per Landlord’s engineering design of the Building.

(ii)	Electrical: Main power and lighting distribution system per applicable building code.

(iii)	Fire Protection System: Automatic sprinkler system, to the extent required per applicable building code.

b)	Building Standard Allowance Items (to be provided using Building Standard materials):

(i)	Interior Partitions: One layer of ½” drywall mounted on each side of 3-5/8” metal studs extending 2” above the finished ceiling height. Taped, finished and painted (two coats) partitioning to be provided with 4” high birch wood baseboard, 1 lineal foot per 12 square feet.

(ii)	Demising Partitions: Constructed as needed from floor to floor, taped, finished and painted (two (2) coats) consisting of one layer of 5/8” fire-rated drywall mounted on each side of 3 -5/8” metal studs, with 3 - ½” layer of insulation.

(iii)	Entry Doors; Self-closing 3’0” x 8’0” solid core birch wood doors with lock set. One door per 2,500 square feet.

(iv)	Interior Doors: Solid core wood doors, 3’0” x 8’0”. One (1) per 250 square feet. (v) Flooring: Building Standard carpet through Premises.

(vi)	Heating, ventilation and air-conditioning: Flex duct air distribution system with one diffuser per 150 square feet and one thermostat per every 2,500 usable square feet in the Premises or fraction thereof.

(vii)	Electrical Outlets: Per Code.

(viii)	Light Switches: Single pole, as required.

(ix)	Lighting: Fluorescent 2’ x 4’ lay-in fixture with three tubes and parabolic light fixture, one (1) per 85 square feet.

(x)	Telephone Outlets: Wall-mounted outlet stubbed up to above suspended ceiling height, one (1) per 150 square feet.

(xi)	Ceiling: Suspended, acoustical tile, reveal edge, textured surface lay in ceiling with 24” x 24” tiles, exposed metal grid system throughout.

The quantity of materials included within the Allowance Items shall, when expressed above as a quantity per square foot, be calculated on the basis of the net usable area within the demising walls of the Premises as determined by Landlord. Landlord may change the Building Standards from time to time without notice. All Leasehold Improvements in the Premises shall conform with Landlord’s Building Standards then in effect unless otherwise mutually agreed to in Exhibit “B-1” or the Plans and Specifications. In the event improvements are required pursuant to Exhibit “B-1” or the Plans and Specifications, and the type and quality of such items are not specified therein, such improvements shall be completed in accordance with the Building Standards.

9.         SUBSTITUTIONS AND CREDITS. With Landlord’s prior written consent, Tenant may substitute items or materials for Building Standard items or materials; however, no credit shall be due Tenant for any cost savings resulting from such substitution.

10.      WINDOW COVERINGS. Window coverings shall not be required by Landlord. If Tenant desires window coverings, Tenant shall request Landlord to provide, at Tenant’s sole expense, blinds specified by Landlord as the standard window treatment for the Building (“Standard Blinds”). No window treatment other than the Standard Blinds shall be permitted without the prior written consent of Landlord.

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11.         SUBSTANTIAL COMPLETION OF LEASEHOLD IMPROVEMENTS. The Leasehold Improvements shall for all purposes be deemed Substantially Complete (“Substantially Complete”) and possession accepted by Tenant delivered when the work has been constructed and/or installed pursuant to the provisions of this Work Letter Agreement, as shall be evidenced, if applicable, by the issuance of a Certificate of Occupancy or the equivalent for the Premises by the City of Boca Raton, notwithstanding items on Landlord’s punch-list to be completed, which do not substantially interfere with Tenant’s use of the Premises (and exclusive of the installation of all tenant specific equipment including but not limited to telephone and other communications facilities and equipment and other finish work to be performed by or for Tenant). The taking of possession by Tenant shall be deemed conclusively to establish that the Building, other improvements, and the Leasehold Improvements to the Premises have been completed in accordance with the Plans and Specifications, as defined in this Work Letter Agreement, and are in good and satisfactory condition as of the date possession was so taken except for such items as Landlord is permitted to complete at a later date, which items shall be specified by Landlord to Tenant, in writing, and exclusive of the installation of all Tenant-specific equipment, including, but not limited to, telephone and other communications facilities and equipment. In the event of any dispute as to when and whether the work performed or required to be performed by Landlord has been Substantially Completed, the Certificate of Occupancy or equivalent document issued by the local governmental authority, if applicable, shall be conclusive evidence that the Premises are Substantially Complete, effective on the date of delivery of a copy or equivalent document of any such certificate to Tenant. Landlord, its employees, agents and contractors shall be allowed to enter upon the Premises at any and all reasonable time following the Commencement Date as is necessary to complete any unfinished details. Notwithstanding the foregoing to the contrary, if Landlord shall be delayed in rendering the Premises Substantially Complete as a result of delays caused by Tenant, or Tenant’s principals, employees, decorators, suppliers or vendors (collectively “Tenant’s Delays”) the Premises shall be deemed to be Substantially Complete on the date certified by Landlord’s architect (“Architect’s Certificate of Deemed Completion”) as the date that the Landlord would have delivered the Premises as Substantially Complete in the absence of Tenant Delays. Examples of Tenant Delays include, but shall not be limited to: (1) Tenant’s failure to agree to plans, specifications, or cost estimates before the date referred to in this Work Letter Agreement; or (2) Tenant’s request for materials, finishes or installation other than Landlord’s standard; or (3) Tenant’s changes in plans; or (4) the non-performance or failure of completion by a party employed by Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter.

LANDLORD WITNESS 1:	LANDLORD:

1515 ASSOCIATES, LTD., a Florida limited
Sign	partnership

	By:	1515 Associates, LLC, a Florida limited
Print Name		liability company, its General Partner

LANDLORD WITNESS 2:	By:	Genmark 1515, Inc., a Florida corporation, its
Managing Member
Sign
By:
Mark A. Gensheimer, President
Print Name

TENANT WITNESS 1:	TENANT:

/s/ Suzanne Wong	OMINTO, INC., a Nevada Corporation
Sign
	By:	/s/ Ivan Braiker

Suzanne Wong	Printer Name:	Ivan Braiker

Printer Name:

TENANT WITNESS 2:	Title:	Chief Executive Officer

/s/ Thomas Virgin
Sign

Thomas Virgin
Print Name

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EXHIBIT “B-1”

LEASEHOLD IMPROVEMENTS

Not to scale, no warranty is made on the accuracy of this plan and is subject to errors.

LANDLORD’S WORK

●	The Premises shall be built in accordance with the plan shown on Exhibit B-1
●	Remove existing cabinets in the entry area and install comparable upper and lower cabinets with sink in the new breakroom, leaving space for a refrigerator. Cabinets to be standard laminate, color to be selected by Tenant.
●	Install glass window on the north wall in new office #4.
●	Provide and install standard VCT flooring in the new breakroom. Color to be selected by Tenant.
●	All existing ceiling tiles throughout to be replaced with new Dune style tile.
●	Space to be painted with Tenant’s choice of color.
●	Space to be carpeted with building standard style carpet, color to be selected by Tenant.
●	Relocation of any fire sprinkler heads to accommodate the new office layout.
●	Install and relocate standard electrical outlets required to accommodate the new walls.

TENANTS ADDITIONAL WORK

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EXHIBIT “C”

RULES AND REGULATIONS

Except as otherwise set forth to the contrary in the Lease, Tenant shall comply with the following Rules and Regulations:

1.         Sidewalks, halls, passages, exits, entrances, elevators, escalators and stairways shall not be obstructed by Tenants or used by them for any purpose other than for ingress and egress from their respective Premises. The halls, passages, exits, entrances, elevators and stairways are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building and its Tenants, provided that nothing herein contained shall be construed to prevent such access to persons with whom any Tenant normally deals in the ordinary course of such Tenant’s business unless such persons are engaged in illegal activities. No Tenant, and no employees or invitees of any Tenant, shall go upon the roof of the building, except as authorized by Landlord.

2.          No sign, placard, picture, name, advertisement or notice, visible from the exterior of Premises shall be inscribed, painted, affixed, installed or otherwise displayed by any Tenant either on its Premises or any part of the Building without the prior written consent of Landlord, and Landlord shall have the right to remove any such sign, placard, picture, name, advertisement, or notice without notice to and at the expense of Tenant.

If Landlord shall have given such consent to any Tenant at any time, whether before or after the execution of the Lease, such consent shall in no way operate as a waiver or release of any of the provisions hereof or of such Lease, and shall be deemed to relate only to the particular sign, placard, picture, name, advertisement or notice so consented to by Landlord and shall not be construed as dispensing with the necessity of obtaining the specific written consent of Landlord with respect to any other such sign, placard, picture, name, advertisement or notice.

All approved signs or lettering on doors and walls shall be printed, painted, affixed and inscribed at the expense of the Tenant by a person approved by Landlord.

3.          The bulletin board or directory of the Building will be provided exclusively for the display of the name and location of Tenants only and Landlord reserves the right to exclude any other names therefrom.

4.          No curtains, draperies, blinds, shutters, shades, screens or other coverings, awnings, hangings or decorations shall be attached to, hung or placed in, or used in connection with any window or door on any Premises without the prior written consent of Landlord. In any event with the prior written consent of Landlord, all such items shall be installed inboard of Landlord’s standard window covering and shall in no way be visible from the exterior of the Building. No articles shall be placed or kept in the window sills so as to be visible from the exterior of the Building. No articles shall be placed against partitions or doors which might appear unsightly from outside Tenant’s Premises.

5.           Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m., weekdays, and all hours on Saturdays, Sundays, and holidays all persons who are not Tenants or their accompanied guests in the Building. Each Tenant shall be responsible for all persons for whom it allows to enter the Building and shall be liable to Landlord for all acts of such persons.

Landlord shall in no case be liable for damages for error with regard to the admission to or exclusion from the Building of any person.

During the continuance of any invasion, mob, riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right to prevent access to the Building by closing the doors, or otherwise, for the safety of Tenants and protection of the Building and property in the Building.

6.          No Tenant shall employ any person or persons other than the janitor of Landlord for the purpose of cleaning Premises unless otherwise agreed to by Landlord in writing. Except with the written consent of Landlord no person or persons other than those approved by Landlord shall be permitted to enter the building for the purpose of cleaning same. No Tenant shall cause any unnecessary labor by reason of such Tenant’s carelessness or indifference in the preservation of good order and cleanliness of the Premises. Landlord shall in no way be responsible to any Tenant for any loss of property on the Premises, however occurring, or for any damage done to the effects of any Tenant by the janitor or any other employee or any other person.

7.          No Tenant shall obtain or maintain for use upon its Premises coin operated vending machines or accept barbering or boot-blacking services in its Premises except from persons authorized by Landlord.

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8.          Each Tenant shall see that all doors of its Premises are closed and securely locked and must observe strict care and caution that all water faucets or water apparatus are entirely shut off before the Tenant or its employees leave such Premises, and that all utilities shall likewise be carefully shut off so as to prevent waste or damage, and for any default or carelessness the Tenant shall make good all injuries sustained by other Tenants or occupants of the Building of Landlord. On multiple tenancy floors, all Tenants shall keep the door or doors to the Building corridors closed at all times except for ingress and egress.

9.          As more specifically provided in the Tenant’s Lease of the Premises, Tenant shall not waste electricity, water or air-conditioning and agrees to cooperate fully with Landlord to assure the most effective operation of the Building’s heating and air-conditioning, and shall refrain from attempting to adjust any controls.

10.         No Tenant shall alter any lock or access device or any bolt on any door of its Premises without the prior written consent of Landlord. If Landlord shall give its consent, Tenant shall in each case furnish Landlord with a key for any such lock.

11.         No Tenant shall make or have made additional copies of any keys or access devices provided by Landlord. Each Tenant, upon the termination of the tenancy, shall deliver to Landlord all the keys or access devices for the Building, offices, rooms and toilet rooms which shall have been furnished to the Tenant or which the Tenant shall have had made in the event of the loss of any keys or access devices so furnished by Landlord, Tenant shall pay Landlord therefor.

12.         The toilet rooms, toilets, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever, including, but not limited to coffee grounds shall be thrown therein, and the expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the Tenant, who, or whose employees or invitees shall have caused it.

13.         No Tenant shall use or keep in its Premises or the Building any kerosene, gasoline or inflammable or combustible fluid or material other than limited quantities necessary for the operation or maintenance of office equipment. No Tenant shall use any method of heating or air-conditioning other than that supplied by Landlord.

14.         No Tenant shall use, keep or permit to be used or kept in its Premises any foul or noxious gas or substance or permit or suffer such Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations or interfere in any way with other Tenants or those having business thereto, nor shall any animals or birds be brought or kept in or about any Premises of the Building.

15.         No cooking shall be done or permitted by any Tenant on its Premises (except that use by the Tenant of Underwriters’ Laboratory approved equipment for the preparation of coffee, tea, hot chocolate and similar beverages for Tenants and their employees shall be permitted, provided that such equipment and use is in accordance with applicable federal, state and city laws, codes, ordinances, rules and regulations) nor shall Premises be used for lodging.

16.         Except with the prior written consent of Landlord, no Tenant shall sell, permit the sale, at retail, of newspapers, magazines, periodicals, theater tickets or any other goods or merchandise in or on any Premises, nor shall Tenant carry on, or permit or allow any employee or other person to carry on, the business of stenography, typewriting or any similar business in or from any Premises for the service or accommodation of occupants of any other portion of the Building, nor shall the Premises of any Tenant be used for the storage of merchandise or for manufacturing of any kind, or the business of a public barber shop, beauty parlor, nor shall the Premises of any Tenant be used for any improper, immoral or objectionable purpose, or any business activity other than that specifically provided for in such Tenant’s Lease.

17.         If Tenant requires telegraphic, telephonic, burglar alarm or similar services, it shall first obtain, and comply with Landlord’s instructions in their installation.

18.         Landlord will direct electricians as to where and how telephones, telegraph and electrical wires are to be introduced or installed. No boring or cutting for wires will be allowed without the prior written consent of Landlord. The location of burglar alarms, telephones, call boxes or other office equipment affixed to all Premises shall be subject to the written approval of Landlord.

19.         No Tenant shall install any radio or television antenna, loudspeaker or any other device on the exterior walls or the roof of the Building. Tenant shall not interfere with radio or television broadcasting or reception from or in the Building or elsewhere.

20.         No Tenant shall lay linoleum, tile, carpet or any other floor covering so that the same shall be affixed to the floor of its Premises in any manner except as approved in writing by Landlord. The expense of repairing any damage resulting from a violation of this rule or the removal of any floor covering shall be borne by the Tenant by whom, or by whose contractors, employees or invitees, the damage shall have been caused.

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21.         No furniture, freight, equipment, materials, supplies, packages, merchandise or other property will be received in the Building or carried up or down the elevators except between such hours and in such elevators as shall be designated by Landlord. Landlord shall have the right to prescribe the weight, size and position of all safes, furniture, files, bookcases or other heavy equipment brought into the Building. Safes or other heavy objects shall, if considered necessary by Landlord, stand on wood strips of such thickness as determined by Landlord to be necessary to properly distribute the weight thereof. Landlord will not be responsible for loss or damage to any such safe, equipment or property from any cause, and all damage done to the Building by moving or maintaining any such safe, equipment or other property shall be repaired at the expense of Tenant.

Business machines and mechanical equipment belonging to Tenant which cause noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenant in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate noise or vibration. The persons employed to move such equipment in or out of the Building must be acceptable by Landlord.

22.         No Tenant shall place a load upon any floor of the Premises which exceeds the load per square foot which such floor was designed to carry and which is allowed by law. No Tenant shall mark, or drive nails, screws or drill into, the partitions, woodwork or plaster or in any way deface such Premises or any part thereof.

23.         There shall not be used in any space, or in the public areas of the Building, either by Tenant or others, any hand trucks except those equipped with rubber tires and side guards or such other material- handling equipment as Landlord may approve. No other vehicles of any kind shall be brought by any Tenant into or kept in or about the Premises.

24.         Each Tenant shall store all its trash and garbage within the interior of its Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in this area without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entryways and elevators provided for such purposes and at such times as Landlord may designate.

25.         Canvassing, soliciting, distributing of handbills or any other written material and peddling in the Building are prohibited and each Tenant shall cooperate to prevent the same. No Tenant shall make room-to-room solicitation of business from other tenants in the Building.

26.         Landlord reserves the right to exclude or expel from the Building any person who, in Landlord’s judgment, is intoxicated or under the influence of liquor or drugs or who is in violation of any of the rules and regulations of the Building.

27.         Without the prior written consent of Landlord, Tenant shall not use the name of the Building in connection with or in promoting or advertising the business of Tenant except as Tenant’s address.

28.         Tenant shall comply with all energy conservation, safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

29.         Tenant assumes any and all responsibility for protecting its Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed.

30.         The requirements of Tenants will be attended to only upon application at the office of the Building by an authorized individual. Employees of Landlord shall not perform any work or do anything outside of their regular duties unless upon special instructions from Landlord, and no employees will admit any person (Tenant or otherwise) to any office without specific instructions from Landlord.

31.         All wallpaper or vinyl fabric materials which Tenant may install on painted walls shall be applied with a strippable adhesive. The use of nonstrippable adhesives will cause damage to the walls when materials are removed, and repairs made necessary thereby shall be made by Landlord at Tenant’s expense.

32.         Tenant shall provide and maintain hard surface protective mats under all desk chairs which are equipped with casters to avoid excessive wear and tear to carpeting. If Tenant fails to provide such mats, the cost of carpet repair or replacement made necessary by such wear and tear shall be charged to and paid for by Tenant.

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33.         Tenant will refer all contractors, contractor’s representatives and installation technicians, rendering any service to Tenant, to Landlord for Landlord’s supervision, approval, and control before performance of any contractual service. This provision shall apply to all work performed in the Building, including installations of telephones, telegraph equipment, electrical devices and attachments and installations of any nature affecting floors, walls, woodwork, trim, windows, ceilings, equipment or any other physical portion of the Building.

34.         Tenant shall give prompt notice to Landlord of any accidents to or defects in plumbing, electrical fixtures, or heating apparatus so that such accidents or defects may be attended to properly.

35.         Tenant shall be responsible for the observance of all of the foregoing Rules and Regulations by

Tenant’s employees, agents, clients, customers, invitees and guests.

36.         No Tenant occupying offices abutting interior atriums within Premises shall place materials of any sort within three (3) feet of glass walls without prior written consent of Landlord. Landlord reserves the right to require the rearrangement, at Tenant’s expense, of any furnishings which are inconsistent with the design standards of the Landlord, which are in view from the Building public areas.

37.         These Rules and Regulations are in addition to, and shall not be construed to in any way modify, alter or amend, in whole or in part, the terms, covenants, agreements and conditions of any Lease of Premises in the Building.

38.         Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular Tenant or Tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other Tenant or Tenants, nor prevent Landlord from thereafter enforcing any such Rules and Regulations against any or all Tenants of the Building.

39.         Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order therein. Tenant agrees to abide by all such Rules and Regulations hereinabove stated and any additional rules and regulations which are adopted.

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